Exhibit (q)

General inquiries regarding the 2003 Ontario Economic Outlook and Fiscal Review should be directed to:

Ministry of Finance
95 Grosvenor Street, Queen’s Park
Frost Building North, 3rd Floor
Toronto, Ontario M7A 1Z1

or call:
Ministry of Finance Information Centre
Toll-free English inquiries	1-800-337-7222
Toll-free French inquiries	1-800-668-5821
Teletypewriter (TTY)	1-800-263-7776

For electronic copies of this document, visit our Web site at http://www.gov.on.ca/FIN/hmpage.html

Printed copies are available free from:
Publications Ontario
880 Bay Street, Toronto, Ontario M7A 1N8
Telephone:	(416) 326-5300
Toll-free:	1-800-668-9938
TTY Toll-free:	1-800-268-7095
Web site:	www.publications.gov.on.ca

© Queen’s Printer for Ontario, 2003
ISSN 1496-2829     ISBN 0-7794-5596-7

Ce document est disponible en français sous le titre :
Perspectives économiques et revue financière de l’Ontario de 2003

Introduction

The first “fall statement” on Ontario’s economic and fiscal situation was presented to the Legislature by Robert Nixon in November 1986. Its objective was to provide information to the Legislature and the public that would facilitate the pre-budget discussion and consultations.

That spirit of innovation and openness has been restored: first, with the review of the 2003-04 fiscal situation prepared by the former Provincial Auditor, Erik Peters; and now with this document, which presents clearly the fiscal challenge the Province faces.

This document sets out the causes of the $5.6 billion deficit faced by the Province of Ontario in 2003-04. It sets out multi-year economic forecasts and, based on these, lays out the implications for revenues and expenditures. The reality is that Ontario’s fiscal situation is not sustainable.

Fortunately, Ontario’s economy is strong and resilient. Despite the many unprecedented setbacks experienced this year, the economy has managed to grow and business and consumer confidence has remained healthy. Private-sector forecasters are optimistic that growth is rebounding and that the economy will gain momentum through 2004.

Strong public services provided on a sound and sustainable financial basis are essential to good economic growth. In recent years spending has grown rapidly while revenues have faltered. This cannot continue. The government is committed to working with Ontarians and consulting to make the difficult choices and trade-offs needed to put the Province on a sustainable fiscal course.

This document provides information that will assist in the discussion between the government and the people of Ontario that will take place leading up to the next Budget. Annex I discusses Ontario’s Economy. Annex II addresses Ontario’s Finances. Annex III provides information on Ontario’s Borrowing and Debt Management program. Annex IV provides data on Ontario’s economy.

2003 Ontario Economic Outlook and Fiscal Review	1

2	Ontario Economic Outlook and Fiscal Review

ANNEX I
Ontario’s Economy

4	Ontario’s Economy

Introduction

The Ontario economy is poised to rebound from the series of unanticipated shocks that dramatically slowed economic growth in 2003.

This annex presents the current average of private-sector forecasts for the Ontario economy for 2003 to 2006 and discusses the revenues that can be anticipated based on these forecasts.

While each forecast differs in detail, they all agree that Ontario’s future prospects are brighter than this year’s performance. Ontarians can look forward to a growing economy, strong job creation and rising incomes.

This future improvement, however, cannot be taken for granted. How well the economy performs will depend on both global events and on how well Ontario manages its own affairs.

Ontario is wide open to the world economy. Its growth depends to a large extent on external developments, notably the economic health of its leading trading partner, the United States, as well as the rise and fall of interest rates and movements in the Canada-U.S. exchange rate. As the experience of the past year vividly shows, the economy can also be severely affected by unanticipated shocks. The potential impact of these unexpected events underscores the need for prudence in planning.

Following a summary of the main features of the economic and revenue outlook, this annex describes the private-sector consensus view for the external environment, the outlook for the key indicators of Ontario’s economic performance and the revenue outlook. The consensus projections provide a reasonable framework for budget consultations and planning. Ontario will present an updated set of planning assumptions when the 2004 Budget is introduced.

2003 Ontario Economic Outlook and Fiscal Review	5

Summary

The Ontario economy suffered a number of unexpected setbacks in 2003, including the uncertainty caused by the Iraq war, Severe Acute Respiratory Syndrome (SARS), mad cow disease, the August blackout and the rapid appreciation of the Canadian dollar. The Iraq war dampened consumer and business confidence. SARS had a negative impact on the economy, especially in the second quarter with consumer spending and tourism being particularly hard-hit. The rapid rise in the Canadian dollar from 64 cents US at the start of the year to a high of over 77 cents US in December presents a challenge for Ontario’s export and tourism industries. The electricity blackout on August 14 shut down power in most of Ontario for one business day and forced key industries to operate at reduced capacity during the following week. For the year as a whole, Ontario’s real GDP growth slowed to an estimated 1.7 per cent, down from 3.6 per cent in 2002, in large part reflecting the negative impact of these events.

The outlook for the years ahead is brighter. While the global economy continues to face a variety of risks, recent data indicate that growth is strengthening worldwide. As the impact of temporary shocks diminishes, Ontario’s economy is expected to regain momentum. Private-sector forecasters, on average, expect Ontario real gross domestic product (GDP) to grow by 3.1 per cent in 2004, 3.6 per cent in 2005 and 3.3 per cent in 2006.

Ontario Economic Highlights
(Annual Average, Per Cent)
	2001	2002	2003p	2004p	2005p	2006p

Real GDP Growth	1.8	3.6	1.7	3.1	3.6	3.1
Nominal GDP Growth	2.8	5.6	4.8	4.2	5.4	5.3
Unemployment Rate	6.3	7.1	7.0	7.0	6.5	6.4
CPI Inflation	3.1	2.0	2.6	1.5	1.8	2.0

p = private-sector survey average.

Note:	The number of forecasters falls from 10 in 2003 to 4 in 2006.

Sources:	Statistics Canada and Ontario Ministry of Finance Survey of Forecasts (December 10, 2003).

On the basis of private-sector consensus economic projections, Ontario can anticipate average revenue growth of about $4.1 billion annually. This projection is based on existing federal transfer policies and the current provincial tax structure including the proposed measures incorporated in the Fiscal Responsibility Act, 2003.

6	Ontario’s Economy

U.S. Economic Outlook Improving

Economic conditions in the United States are a vital factor in Ontario’s outlook. In 2002, U.S. consumers and businesses bought $169 billion of goods from Ontario, which is equivalent to 35 per cent of our GDP. In addition, there were significant exports of services such as financing and transportation that are more difficult to measure accurately.

Following almost three years of sluggish growth, the American economy is improving. The U.S. economy experienced a relatively mild recession in 2001, starting in April and lasting until November. Until recently, the recovery in growth was slow and job losses mounted. In 2001 and 2002, real GDP grew by an average of only 1.3 per cent a year. Close to 2.4 million jobs vanished as businesses cut costs to survive.

As a result of business restructuring, U.S. productivity surged, rising by an average of almost five per cent a year in 2002 and 2003. These productivity gains, along with stimulative monetary and fiscal policy and the lower value of the U.S. dollar, have helped the U.S. economy to turn the corner. Growth accelerated during 2003 with output rising 8.2 per cent (at an annual rate) in the third quarter, the strongest gain in nearly 20 years. Job creation is on the rebound. U.S. payrolls rose by 57,000 positions in November and more than 300,000 net new jobs were created over the past four months.

Private-sector forecasters, on average, expect U.S. growth to improve from 3.1 per cent in 2003 to 4.4 per cent in 2004. Forecasters expect the U.S. economy to expand by an average of 3.6 per cent over 2005 and 2006.

Impressive U.S. productivity gains during the weak growth period of the past few years are unprecedented. Higher productivity has resulted in improved profit margins and higher wages. Job creation has resumed and is expected to strengthen in coming months. Improved profits have supported stock-market gains and rising household wealth. As job creation rebounds, income growth will accelerate, supporting household spending. In addition, stronger world growth and the decline in the U.S. dollar should result in an improved U.S. trade balance. Investment spending, which has lagged until recently, is likely to continue to strengthen, reflecting growing profits and the need to incorporate new technology.

2003 Ontario Economic Outlook and Fiscal Review	7

While continued growth is expected, the U.S. economy faces a number of significant challenges, including widening government deficits at both the federal and state levels, substantial current account deficits, and a still-overvalued currency. When and how these imbalances in the economy will be dealt with contributes to uncertainty about the future pace and durability of U.S. growth.

Rising Canadian Dollar

The overvalued U.S. dollar weakened against most major currencies in 2003. The Canadian dollar traded above 77 cents US in early December, up from 64 cents US at the beginning of the year. Although the Bank of Canada can exercise some control over the pace of exchange-rate movements by adjusting Canada-U.S. interest rate differentials, it cannot change the underlying direction. Because of the wide U.S. external trade deficit and massive fiscal gap, the depreciation of the U.S. dollar against other currencies is expected to continue into 2004. In contrast, Canada’s current account surplus, its commitment to sustainable public finances, and rising global commodity prices, are consistent with a stronger Canadian dollar.

The dollar is expected to climb from an average of 71.4 cents US in 2003 to an average of 78.0 cents US in 2004 and 78.2 cents US in 2005. This is a serious challenge for Ontario businesses and workers, especially those in export-oriented industries. However, a higher dollar also has benefits because it lowers import costs, which increases living standards for Ontarians and encourages investment in productivity-enhancing equipment. About 60 per cent of Ontario’s machinery and equipment investment is imported.

Monetary policy also plays an important role in offsetting adverse impacts of exchange-rate movements. It is very hard for exporting companies, working on modest profit margins, to adjust to substantial reductions in their revenues due to a sudden large rise in the Canadian dollar. It is expected that the Bank of Canada will take action to adjust interest rates to support the economy if the rise of the dollar threatens growth.

8	Ontario’s Economy

Low Interest Rates and Moderate Inflation

Interest rates in Canada are expected to remain low by historical standards, reflecting moderate inflation and the expected upward trend for the Canadian dollar. Early in 2003, the Bank of Canada raised interest rates 50 basis points in response to what it saw as a rising threat of inflation. As growth faltered and inflation dropped sharply, the Bank of Canada cut interest rates by 50 basis points, undoing the previous rate hikes.

Although economic growth is projected to strengthen in the near term, the Bank of Canada is expected to hold interest rates fairly steady until the second half of 2004, with inflation remaining well below the mid-point of the Bank’s target range of one to three per cent.

Beyond that point, as continued strong growth moves the economy closer to full capacity, the Bank of Canada is expected to increase short-term rates moderately to contain any inflationary pressures. Longer-term rates are also expected to rise.

Canadian Interest Rate Outlook
(Annual Per Cent)
	2002	2003p	2004p	2005p	2006p

3-month Treasury Bill Rate	2.6	2.9	2.8	3.9	4.5
10-Year Government Bond Rate	5.3	4.8	5.1	5.6	5.8
CPI Inflation Rate	2.0	2.6	1.5	1.8	2.0

p= private-sector survey average.

Sources: Bank of Canada, Statistics Canada and Ontario Ministry of Finance Survey of Forecasts (December 2003).

2003 Ontario Economic Outlook and Fiscal Review	9

The outlook for relatively low nominal interest rates reflects the prospect of sustained low inflation. Ontario’s consumer price inflation rate rose from 2.0 per cent in 2002 to an estimated 2.6 per cent in 2003, largely because of higher average prices for oil, natural gas and auto insurance. According to private-sector forecasters, Ontario’s CPI inflation rate is projected to average 1.5 per cent in 2004, 1.8 per cent in 2005 and 2.0 per cent in 2006.

The lower annual average inflation rate projected for 2004 reflects lower oil and gas prices, continued competitive pressures to improve cost efficiencies in production, plus the government’s plan to lower auto insurance premium rates. Oil prices are currently around $29 to $31 US a barrel, down from an average of $36 US in February 2003. On average, forecasters expect oil to settle to $26.50 US by the end of 2004. The potential for conflict in many of the oil-rich regions of the world creates a substantial risk to price forecasts for this important commodity.

10	Ontario’s Economy

Exposure to External Shocks

The behaviour of the U.S. economy, crude oil prices, interest rates and the exchange rate can have significant impacts on Ontario’s economic performance. The table below shows the typical range for the first- and second-year impact of changes in these outside forces on the real growth of our economy.

These estimates are based on historical relationships and illustrate the upper and lower bound for the average response. The results show the implications of changes in key assumptions in isolation from changes to other external factors. In any actual situation, the combination of other circumstances can also have a substantial bearing on the outcome. The range of possible impacts reflects a variety of factors.

•	For example, each percentage point increase in U.S. real growth adds between 0.3 and 0.7 percentage points to real growth in Ontario in the first year. In this case, the range in part reflects the fact that the impact on Ontario growth depends on the composition of U.S. growth.

•	A five-cent rise in the Canadian dollar reduces Ontario growth by 0.2 to 0.9 percentage points in the first year. This range reflects a number of uncertainties, such as the extent to which firms pass through lower costs for imports because of the higher Canadian dollar to prices for goods and services in Canada.

The magnitude of these shocks shows the importance of cautious planning since the growth of Ontario’s economy and revenues depends critically on factors outside our control. Other unpredictable events, such as the outbreak of SARS and the power blackout in August, also underscore the need for prudent fiscal planning.

Impact of Changes in Key Assumptions on Ontario Real GDP Growth

(Percentage point change)	First Year	Second Year

Canadian Interest Rates Increase by 1 Percentage Point	-0.1 to -0.5	-0.2 to -0.6
U.S. GDP Growth Increases by 1 Percentage Point	+0.3 to +0.7	+0.4 to +0.8
Canadian Dollar Appreciates by 5 Cents US	-0.2 to -0.9	-0.7 to -1.4
World Crude Oil Prices Increase by $10 US per Barrel	-0.3 to -0.7	-0.1 to -0.5

Source: Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	11

Business Cycles in Ontario

Recessions			Recoveries and Expansions

		Peak-to-trough
Recession	Length	decline in real		Length
Quarters	(Quarters)	GDP	Expansion Quarters	(Quarters)

1954:1 - 54:2	2	-1.5%	1954:3 - 57:3	13
1957:4 - 58:2	3	-1.7%	1958:3 - 74:3	65
1974:4 - 75:1	2	-0.6%	1975:2 - 79:3	18
1979:4 - 80:3	4	-2.2%	1980:4 - 81:4	5
1982:1 - 82:3	3	-5.2%	1982:4 - 89:4	29
1990:1 - 91:1	5	-7.7%	1991:2 - 92:1	4
1992:2 - 92:3	2	-0.9%	1992:4 - 2003:2	43
Average	3	-2.8%	Average	25
Weighted by length of recession		-3.5%

•	The Ontario economy, like all economies, experiences business cycles. Turning points in economic growth have proved very hard for forecasters to predict precisely.

•	Since the final quarter of 1992, Ontario has experienced its second-longest recession-free stretch of growth since the Korean War. A recession is usually defined as at least two back-to-back quarters of falling real GDP. Ontario real GDP fell 0.3 per cent in the second quarter of 2003. Whether the economy managed to rebound in the third quarter, which included the August blackout, will be known when the Ontario Economic Accounts are released in mid-January.

•	Ontario economic growth was strong over the 1994 to 2000 period, averaging 4.7 per cent a year. Following the collapse of the high-tech bubble in 2000 and the terrorist attacks on September 11, 2001, real growth slowed. From 2001 to 2003, average annual growth was only 2.3 per cent.

12	Ontario’s Economy

Sensitivity of the Fiscal Outlook to Changes in Economic Assumptions

The following table shows the sensitivity of the fiscal balance to the direct impact of higher interest rates on Interest on Debt and the impact of stronger economic growth on revenues and expenditures.

Cumulative Impact of Changes in Economic Assumptions on the Ontario Fiscal Balance

($ Millions)

	Full Year	Full Year	Full Year
	2004-05	2005-06	2006-07

Sustained 1 Percentage Point Higher Canadian Interest Rates	-175	-435	-675
Sustained 1 Percentage Point Higher Real GDP Growth	625	1,320	2,090

Notes:	The interest rate sensitivity is for the debt of the Province and the Ontario Electricity Financial Corporation.
These responses would hold “on average” and could vary significantly depending on the composition of change in income and expenditures.

Source:	Ontario Ministry of Finance.

Growth, Jobs and Productivity

The economic performance of our trading partners, the exchange rate and interest rates, along with the attendant risks and uncertainties, set the stage for Ontario’s economic and revenue outlook.

Economic growth, job creation and rising productivity go hand in hand.

Productivity rises because workers and businesses adopt new technology, new tools and better ways of doing things. Productivity rises when public infrastructure makes it easier for people to travel from their home to their workplace, for business to move goods and materials, and for energy to move reliably through wires and pipelines.

Rising productivity helps us to compete in world markets without cutting wages or profit margins. Rising productivity increases real personal incomes, fuelling the demand for consumer goods and services. It also raises business profits, providing the capacity to pay for new investment. Success in world markets and in growing domestic demand mean a growing economy.

2003 Ontario Economic Outlook and Fiscal Review	13

A growing economy requires a skilled and growing labour force. Ontario’s excellent colleges and universities produce graduates who are well equipped to meet the challenges of today’s evolving labour market. The growth of Ontario’s labour force increasingly relies on immigration. Ontario is blessed with a quality of life and a tradition of openness that has continually attracted talented and energetic people from around the world. Ontario can put this “brain gain” to work and leverage this diversity to attract investment.

Private-sector forecasters expect the Ontario economy to generate strong job growth in the years ahead.

Fair, Efficient and Effective Financial Markets Essential for Economic Growth

Fair, efficient and effective financial markets are essential if Ontario is to have a strong and vibrant economy.

Investors and publicly traded companies alike must have confidence that securities regulation in Ontario is tough, transparent and fair. Investor protection and education are central to the saving and investment that create the market liquidity that companies need to raise funds to invest and create jobs in Ontario.

Ontario’s economy also benefits from Toronto’s critical role as Canada’s financial and head office centre. Toronto has the third-highest job level in North America for finance and insurance, behind Chicago and New York City. Over 65 per cent of financial-sector employees have degrees or college certificates, and are supported by an exceptional level of investment in information technology.

Financial services and their regulators must continuously adapt to more complex markets and new financial products if Ontario is to remain competitive internationally. The Ontario government will:

•	Actively pursue the creation of a single national securities commission to enhance financial market efficiency, to cut costs for investors and companies, and to attract international investment.

•	Propose technical legislative changes to clarify that investors in publicly traded trusts will not be liable for the activities of the trust.

14	Ontario’s Economy

Job Creation

Over the next three years, Ontario’s working-age population is expected to grow by an average of about 150,000 people a year. This means the number of people in the labour force is likely to grow by about 105,000 a year. Strong economic growth is needed to generate jobs to employ the growing population and reduce the unemployment rate, which stood at 6.8 per cent in November 2003. Private-sector forecasters anticipate, on average, that Ontario economic performance will be strong enough to generate employment growth of about 1.8 per cent a year from 2004 to 2006, or an average of 112,000 jobs a year. This would lower the unemployment rate to 6.4 per cent in 2006.

Job creation stalled in the spring of 2003, as the economy weakened, reflecting in large part the negative impact of SARS. Job gains resumed in September. On average, job creation in 2003 is expected to reach 158,000 net new jobs.

Since a peak in August 2002, manufacturing employment in Ontario has fallen by 68,100 jobs, or 5.9 per cent. These losses were offset by gains in construction, finance and other parts of the private and public service sectors. Some of the manufacturing job losses are likely related to the rise in the Canadian dollar. Canada was one of the few industrialized countries to gain manufacturing jobs in the 1990s, most of them in Ontario. Ontario gained about 300,000 manufacturing jobs or an increase of 36.3 per cent from 1993 to 2002. Meanwhile, manufacturing employment in the United States fell by close to 1.5 million jobs, or 8.8 per cent. Ontario’s strong performance reflected the gains from the free trade agreement as well as the lower exchange rate. The dollar fell from a high of over 89 cents US in November 1991 to a low of 62 cents US in February 2002.

2003 Ontario Economic Outlook and Fiscal Review	15

Ontario Exports Expected to Rebound

Looking forward, Ontario exporters will benefit from stronger global economic growth, particularly in the United States, the province’s largest trading partner. Sales to the United States account for more than 90 per cent of Ontario international exports. The growing world economy will be particularly important as it will help Ontario industry adjust to the higher value of the Canadian dollar.

Ontario exporters faced a number of obstacles in 2003. U.S. economic growth was sluggish in the first half of the year. Much of the weakness was concentrated in demand for autos and parts (45.9 per cent of Ontario’s exports to the United States), as well as machinery and equipment (15.4 per cent). The SARS outbreak affected tourist spending in Ontario during the middle of the year and the blackout in August caused a sharp reduction in exports in that month. Despite a pickup in U.S. growth in the second and third quarters, Ontario exports have been slow to recover because U.S. firms have met higher demand by running down inventories.

Once the impact of these temporary factors fades, Ontario exports are expected to grow at a solid pace even with a higher Canada-U.S. exchange rate. Forecasters expect increasing U.S. investment in machinery and equipment, a sustained healthy level of U.S. auto sales and some inventory rebuilding. As a result, Ontario real exports are projected to rise 4.2 per cent in 2004, after virtually no growth in 2003. As business adjusts to the higher level of the Canadian dollar, real exports are projected to rise by an average of 4.2 per cent in 2005 and 2006.

U.S. investment in machinery and equipment picked up sharply earlier this year, driven by replacement capital needs following two years of weak business investment spending. Forecasters expect machinery and equipment investment spending to jump by more than 10 per cent in 2004 and by an average of nearly 8 per cent in 2005 and 2006. U.S. auto sales are expected to remain close to 17 million units a year over the next three years, near historic high levels.

16	Ontario’s Economy

Ontario Household Spending Robust

Ontario spending on housing and consumer goods and services remained very healthy in 2003, partially offsetting the weakness in the external economy. Low interest rates, rising incomes and increasing wealth due to rising home values and stock-market gains have supported strong growth in household spending.

Ontario’s housing market continued to shine in 2003. Low mortgage rates and rising incomes have helped keep housing affordable for Ontario’s growing population. Ontario housing starts are on track to reach 84,600 units in 2003, up from 83,600 in 2002. This would be the highest level since 1989. In coming years housing starts are projected to slow, but still to remain at robust levels. Housing market activity over the medium term will be supported by low interest rates and healthy levels of immigration.

Five-year mortgage rates are currently 6.5 per cent, up from a low of 5.8 per cent in June. The five-year rate is expected to move up to an average of 7.0 per cent in 2005 and 7.4 per cent in 2006. Negotiated mortgage rates can be one to one-and-a-half percentage points below posted rates.

Ontario’s resale home market is headed towards record sales in 2003. So far this year, Ontario home resales are up 3.4 per cent from the same period a year earlier. For the year as a whole, an all-time high of over 180,000 homes are expected to change hands, with prices rising close to eight per cent. Even though some softening in home sales is expected, the level of activity is forecast to remain high over the next three years.

Led by buoyant housing-related expenditures, real consumer spending is expected to rise by 3.8 per cent in 2003 and 3.6 per cent in 2004. Furniture and appliance store sales are up 8.6 per cent over the first nine months of 2003. Spending growth will be supported by low interest rates, steady income gains and strong consumer confidence. The increased value of the Canadian dollar is one of the factors boosting consumers’ spending power because imported goods are becoming cheaper.

2003 Ontario Economic Outlook and Fiscal Review	17

Although household debt levels have continued to rise, the cost of carrying that debt is low by historical standards. The ratio of Canadian household debt costs to personal disposable income was 7.5 per cent in the third quarter of 2003, below the average 8.1 per cent over the 1980 to 2003 period. The reasons for this are low interest rates and higher personal income. Furthermore, rising house values and an improvement in the stock market have bolstered household wealth. Healthy household finances are expected to sustain solid consumer spending over the forecast period.

Low interest rates and strong income gains also helped Ontario consumers remain confident in the face of setbacks such as SARS and the electricity blackout. Ontario consumer confidence has climbed in recent months and is currently 10.0 per cent higher than the average over the 1980 to 2003 period.

Personal income is expected to rise by 3.6 per cent in 2003. According to private-sector forecasters, continued moderate wage gains and a pickup in the pace of job creation will lead to personal income growth of 4.4 per cent in 2004. Solid consumer spending growth is expected to continue over 2005 and 2006, with real consumption projected to rise by an average 3.5 per cent a year, supported by average income gains of 5.3 per cent or 3.4 per cent when adjusted for inflation.

18	Ontario’s Economy

Investment Turnaround

Business investment in plant and equipment has been weak since the high-tech bubble burst in 2000. Recently, a recovery in business investment has started to take shape and is expected to continue, reflecting improving underlying demand conditions, rising profits, stock-market gains and healthy balance sheets. Ontario corporation profits are projected to increase by 11.5 per cent in 2003. In addition, the higher dollar has lowered the cost of investing in machinery and equipment. About 60 per cent of capital equipment used by Ontario businesses is imported.

To remain profitable with the higher-valued Canadian dollar and unrelenting competitive pressures, business in Ontario will concentrate on investments that incorporate the best technology and boost productivity. This investment in new productive capacity also helps transform new ideas into the innovative goods and services that succeed in local and global markets, and expands the long-term ability of Ontario’s economy to grow and prosper. The private-sector projection of future investment growth rates is shown in the chart above.

Investment will be supported by competitive corporate income tax rates. The combined federal and provincial general corporate income tax rates in Ontario will be about 36 per cent in 2004 compared to the current average of about 40 per cent in the United States. In addition to competitive tax rates, employers in Ontario benefit from publicly funded health care, which is a major expense for employers in the United States.

2003 Ontario Economic Outlook and Fiscal Review	19

The table below shows the current average private-sector forecast for Ontario through 2006.

The Ontario Economy, 2001 to 2006

	Actual		Forecast

(Per Cent Change)	2001	2002	2003p	2004p	2005p	2006p

Real Gross Domestic Product	1.8	3.6	1.7	3.1	3.6	3.3
Personal consumption	2.4	3.6	3.8	3.6	3.6	3.3
Residential construction	9.2	9.6	3.1	-0.6	-0.1	0.8
Non-residential construction	-6.4	-4.2	1.9	2.3	4.7	2.7
Machinery and equipment	-0.1	-6.1	1.2	7.3	6.7	6.7
Exports	-3.2	2.2	0.1	4.2	4.3	4.1
Imports	-5.5	2.9	3.6	4.5	4.3	4.1
Nominal Gross Domestic Product	2.8	5.6	4.8	4.2	5.4	5.3
Other Economic Indicators
Retail sales	2.6	5.6	3.8	4.7	4.8	4.7
Housing starts (000s)	73.3	83.6	84.6	77.7	75.6	74.1
Personal income	3.6	3.5	3.6	4.4	5.4	5.2
Wages and salaries	3.7	4.5	4.0	4.7	5.6	5.2
Corporate profits	-11.5	16.7	11.5	4.8	5.3	6.8
Consumer Price Index	3.1	2.0	2.6	1.5	1.8	2.0
Labour Market
Employment	1.5	1.8	2.6	1.5	2.0	1.8
Job creation (000s)	91	105	158	93	126	116
Unemployment rate (per cent)	6.3	7.1	7.0	7.0	6.5	6.4

p = private-sector survey average.

Notes:	The number of forecasters falls from 10 in 2003 to 4 in 2006. Forecasters differ in the number of variables they project.

Sources:	Statistics Canada and Ontario Ministry of Finance Survey of Forecasts (December 10, 2003).

20	Ontario’s Economy

The Economic Outlook and Revenues

A growing economy with rising incomes and spending also generates growing revenues that are required to pay for public services. Projected revenues are shown in the following table.

Revenue
($ Billions)

	Actual	Projection

	2002-03	2003-04	2004-05	2005-06	2006-07

Taxation Revenue
Personal Income Tax	18.2	18.6	20.0	21.6	23.1
Retail Sales Tax	14.2	14.6	15.5	16.6	17.6
Corporations Tax	7.5	7.2	8.2	8.6	9.0
All Other Taxes	9.7	9.6	10.1	10.6	10.9

Total Taxation Revenue	49.6	49.9	53.8	57.3	60.7
Government of Canada	8.9	10.3	10.1	10.6	10.7
Income from Government Enterprises	3.9	3.4	3.7	4.0	4.2
Other Non-tax Revenue	6.2	5.9	5.9	6.0	6.0

Total Revenue	68.6	69.5	73.5	77.9	81.7

Note:	Numbers may not add due to rounding.

Source:	Ontario Ministry of Finance.

Based on the consensus private-sector forecast, Ontario revenues are expected to total $73.5 billion in 2004-05, an increase of $4 billion from 2003-04. Over the next three fiscal years (including 2004-05), the average annual increase in total revenue that can be expected—based on the current structure of taxes and other revenues—is $4.1 billion per year. As discussed in Annex II, this revenue growth alone will not be sufficient to eliminate the structural deficit that Ontario faces.

Personal Income Tax (PIT) revenue is expected to grow, on average, by 7.5 per cent annually over the medium term. This is consistent with the average private-sector forecast for growth in jobs, wages and incomes in the Ontario economy. PIT revenues grow at a rate faster than incomes because of the progressive structure of the income tax system. This means that individuals with higher real incomes pay proportionately more tax.

Retail Sales Tax (RST) revenues increase by an average of 6.6 per cent a year. Robust household spending is reflected in the forecast for retail sales growth in the Ontario economy. Business spending will also contribute to RST revenue growth since many business inputs are subject to the RST.

2003 Ontario Economic Outlook and Fiscal Review	21

Corporations Tax, which includes the Corporate Income Tax, Capital Tax and Insurance Premiums Tax, increases as corporate profits and investment spending grow. This revenue growth reflects the proposed measures contained in the Fiscal Responsibility Act, 2003 to return tax rates to pre-2003 levels.

Recent preliminary indications from Ontario Power Generation Inc. (OPG) suggest that there may be a substantial risk to the net income of OPG in the medium term. This substantial risk could potentially negatively impact both Income from Government Enterprises and Electricity Payments-In-Lieu of Taxes in the government’s medium-term revenue outlook by a combined $250 million to $900 million a year between 2004-05 and 2006-07.

Further details of the outlook for Ontario’s revenues, including federal transfers and other non-tax revenues, are contained in Annex II: Ontario’s Finances.

Conclusion

Private-sector forecasters expect strengthening economic growth for Ontario and this provides the basis for the projected increase in revenues.

Annex II incorporates these revenue forecasts into a discussion of the fiscal outlook.

22	Ontario’s Economy

ANNEX II
Ontario’s Finances

24	Ontario’s Finances

Introduction

In October 2003, the Premier-designate asked former Provincial Auditor, Mr. Erik Peters, to conduct an independent review of the Province’s finances. The Report on the Review of the 2003-04 Fiscal Outlook, released that same month, confirmed that Ontario faced a potential deficit of $5.6 billion for 2003-04. This report also identified risks to the fiscal outlook of up to $1 billion that could cause the potential deficit to worsen by year-end.

While the Province’s finances are complex, the source of the deficit is clear. Provincial spending has been growing much more quickly in recent years than revenue. In the last three years, program spending has increased by over $10 billion, while tax revenues have increased by half a billion dollars. As a result, Ontario now faces a structural deficit that threatens the ability of the Province to balance the budget and to provide acceptable levels of services to the public into the future.

The current government has repeatedly stated its intention to pursue an agenda of improving public services, measuring the results of improved services, and placing such key sectors as health care and education on a sound financial footing, in a fiscally responsible manner. In light of the severity of the current fiscal situation it inherited, the government will need to make difficult fiscal choices and trade-offs.

This annex:

• Section I:	Provides an overview of Provincial finances;

• Section II:	Outlines the nature of the fiscal challenge facing the Province and the need for a sustainable fiscal policy;

• Section III:	Provides the fiscal outlook for the Province for 2003-04, including highlights of Ontario’s 2003-04 revenue and expense outlook; and

• Section IV:	Provides a medium-term fiscal projection for the Province, assuming no further policy changes, as well as high-level options for balancing the budget

2003 Ontario Economic Outlook and Fiscal Review	25

Section I: Overview of Provincial Finances

Structure of Ontario’s Finances

Composition of Revenue
Ontario’s total revenue in 2003-04 is forecast to be $69.5 billion. Major categories of Provincial revenues include Taxation, Income from Government Enterprises, payments from the Government of Canada and Other Non-Tax Revenues.

Taxation revenues comprise the largest category of revenue for the provincial government. Of the $69.5 billion in Provincial revenue expected in 2003-04, $49.9 billion or about 72 per cent is expected to be derived from taxation revenue. Three revenue sources within this category— Personal Income Tax, Retail Sales Tax and Corporations Tax—account for 58 per cent of total revenue. The Province also collects a number of other taxes such as Gasoline and Fuel Taxes, Tobacco Tax, Employer Health Tax and Land Transfer Tax.

In 2003-04, the Province is forecasting payments from the Government of Canada totalling $10.3 billion. The federal government makes most of these payments through the Canada Health and Social Transfer (CHST), which supports a number of areas of Provincial spending, notably health care, post-secondary education and social services. Federal transfers represent 15 per cent of Ontario’s revenue forecast for 2003-04.

Income from Government Enterprises, including the Liquor Control Board of Ontario and the Ontario Lottery and Gaming Corporation, is forecast to be $3.4 billion this year. These revenue sources represent 5 per cent of total Provincial revenue.

In 2003-04, the Province expects to collect $5.9 billion in Other Non-Tax Revenue. These revenues cover a wide range of government activities and are largely from fees, permits, sales and rentals, and reimbursements for services the Province provides. Other Non-Tax Revenues represent 8 per cent of total Provincial revenue in 2003-04.

26	Ontario’s Finances

The revenue performance chart highlights growth in total revenue from 1994-95 to 2003-04. After increasing dramatically in the second half of the 1990s, due in part to strong economic growth, revenue growth has weakened in recent years. This reflects slower economic growth since 2000 and the impact of tax cuts.

Composition of Expense
In 2003-04, it is estimated that total Provincial expense will amount to $75.2 billion. About 70 per cent of all Provincial spending is on social programs including health, education and social services, with the balance allocated for economic development, justice, interest costs on the debt, and other government activities.

While the Province supports a wide range of services to the public, funding for health care and education accounts for the largest share of spending. In 2003-04, health care spending at $29.0 billion is expected to account for 39 per cent of total Provincial spending. Education and Training, which includes Provincial spending in support of school boards and provincial grants for colleges, universities and training, totals $14.2 billion or 19 per cent. Funding for social services including children’s services, Ontario Works, and the Ontario Disability Support Program, represents $8.2 billion or 11 per cent.

In 2003-04, Provincial spending on the environment, resources and economic development will comprise $5.9 billion or 8 per cent of total spending. This total also includes spending on government priorities such as transportation, agriculture and energy. The Justice sector, including the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services, represents $2.9 billion or 4 per cent of Provincial spending.

2003 Ontario Economic Outlook and Fiscal Review	27

General Government and Other comprises ministries such as Management Board Secretariat and the Ministry of Finance that take a central or corporate role in providing government services and policy advice. In 2003-04, General Government spending at $4.9 billion is expected to account for 6 per cent of total Provincial expense.

In 2003-04, interest costs on Ontario’s net debt, estimated at $139 billion, will amount to $10 billion, or 13 per cent of total spending.

The expense performance chart highlights growth in total spending from 1994-95. Total spending has increased dramatically in recent years.

Provincial Expense: Transfers and Direct Spending
More than 80 per cent of total Provincial spending, excluding interest on debt, is in the form of transfer payments to organizations and individuals. Provincial transfer payments support key organizations and agencies within the broader public sector, such as hospitals, school boards, colleges and universities, as well as individuals who receive payments such as social assistance or the Guaranteed Annual Income System (GAINS).

Non-transfer payment spending, including Provincial spending for programs and services delivered directly by the Ontario government itself, such as courts, correctional services and policing services provided by the Ontario Provincial Police, represents the remaining 19 per cent of Ontario’s spending on programs and capital.

28	Ontario’s Finances

In 2003-04, the five largest transfer payment programs alone will account for about $33 billion or more than half of Ontario’s program spending.

Ontario’s Five Largest Transfer Payment Programs

		Per cent of
	2003-04	Program
	($ Billions)	Spending

Operation of Hospitals	10.5	16.8
School Board Operating Grants	9.4	15.0
OHIP Payments to Physicians and Practitioners	6.8	10.8
Ontario Disability Support Program and Ontario Works	3.8	6.1
Drug Programs*	2.8	4.5

Total	33.3	53.3

*	Drug Programs includes $2.3 billion in Ministry of Health and Long-Term Care and $0.5 billion in Ministry of Community and Social Services.

Note:	Numbers may not add due to rounding.

Source:	Ontario Ministry of Finance.

Recent Trends and Cost Drivers in Provincial Spending

Rising Health Care Costs
While increasing demands exist in many program areas, the single most significant source of upward pressure on Provincial spending is health care. Increasing demands for health care services and rapidly rising costs are affecting all provinces in Canada. Over the past five years, Ontario’s health care operating spending has increased at an average annual rate of about 8 per cent. This is twice the rate of growth in total Provincial spending, excluding health care, of about 4 per cent during the same period.

As a result of this rapid growth, health care has been consuming an increasing share of Provincial spending. In 1994-95, total health care spending accounted for 32 per cent of Provincial spending and this year, health care will account for 39 per cent.

Health care now accounts for 46 per cent of Provincial program spending, excluding capital and interest on debt, clearly illustrating the extent to which increased health care costs are limiting options in other program areas. The composition of Provincial program expense by sector can be found in the tables and graphs section to this annex.

2003 Ontario Economic Outlook and Fiscal Review	29

The cost of providing health care services is driven by many factors including the demographic pressures of an aging population, labour costs and rapid technological change. Ontario’s seniors currently make up close to 13 per cent of the population, but account for about 50 per cent of Provincial health spending.

Demographic trends indicate that the proportion of the population aged 65 and over will increase significantly in the future. Over the next 25 years, the seniors’ population in Ontario is expected to rise from 1.5 million in 2003-04 to almost 3.2 million in 2028. A shortage of health professionals in Ontario and other jurisdictions, combined with the highly labour-intensive nature of health care delivery, has resulted in upward wage pressures in recent years. These shortages are most acute in nursing and certain medical specialties. In addition, new technologies and better diagnostic procedures, which improve the quality and length of life, are placing additional costs on the health care system.

Compensation Costs
The programs and services delivered by the provincial government and Ontario’s broader public sector (BPS) are provided by a variety of people, including doctors, nurses, teachers and civil servants. More than 80 per cent of Provincial spending, excluding interest on debt, is in the form of transfer payments to individuals and BPS partners, such as hospitals, schools, colleges and universities. Furthermore, within major areas of the broader public sector itself, typically about 75 per cent of operating costs are related to salaries and benefits.

As a result, compensation costs and wage settlements are key cost drivers and have a substantial impact on both the finances of BPS partners and the Province.

Examples of Potential Compensation Costs

Cost of 1%
Sector	salary increase	Size of Sector

OHIP Payments to Physicians	$58 million	Over 21,000 physicians in Ontario, comprising 10,000 family doctors and 11,000 specialists.

Hospital Nurses	$34 million	Over 40,000 nurses in hospitals.

Elementary and Secondary School Staff	$115 million*	Over 180,000 staff including teachers, principals, administrators, support and maintenance staff.

Ontario Public Service	$45 million	Over 60,000 public servants.

*	One per cent increase to salary benchmarks in Student-Focused Funding formula. Source: Ontario Ministry of Finance.

Depending on the magnitude of upcoming wage settlements, higher compensation costs could produce upward pressures on Provincial finances directly and on the broader public sector, which may rely on Provincial financial support.

30	Ontario’s Finances

Section II: The Need for a Sustainable Fiscal Policy

While governments and households are dissimilar in many ways, both must live within their means. A household that spends more each month than it takes home in pay can get by for a while by running down savings or borrowing from a line of credit. Governments can do the same. But for both, what works in the short run may lead to problems in the long run. Savings accounts run out, eventually limits on lines of credit are exhausted, and carrying costs increasingly eat into budgets.

The only sustainable approach in the long run both for households and for governments is to keep spending in line with income. Aligning spending and revenue as closely as possible, and including prudent measures such as a budgetary reserve to help ensure that a fiscal plan can accommodate unexpected shocks, creates a sustainable fiscal policy. This is the way that governments live within their means.

This approach is good for governments, its transfer partners and for citizens. Hospitals, school boards and other organizations that rely on Provincial transfers can plan better, because their funding is more likely to be predictable and stable. Ontarians can feel more confident because the prudence built into the plan will help their government avoid pressures for tax increases, additional borrowing or service cuts if conditions change suddenly and adversely.

By recognizing the need to keep spending in line with revenue, a sustainable fiscal policy is based on the premise of a balanced budget. Deficits are funded through borrowing, and rising government debt eventually affects everyone. While governments can generally borrow at relatively low interest rates, interest costs reduce amounts available to governments for other spending. Chronic deficits seriously weaken a government’s ability to provide programs and services.

The challenge for governments everywhere in the developed world is to meet the needs of citizens as pressures grow for more health care and better education. At the same time, there is an expectation that taxes will not increase and governments will avoid deficits.

This has led to a shift in the way that governments operate: increasingly, the focus is on the results of spending. This shift recognizes that it is not just how much that is spent that matters. It is equally important to measure what the spending has achieved for society as a whole, in terms of key outcomes such as literacy and numeracy rates.

2003 Ontario Economic Outlook and Fiscal Review	31

Ontario’s Fiscal Imbalance

As noted, the Peters Report identified a potential deficit of $5.6 billion for 2003-04. Many of the factors that produced this $5.6 billion deficit are structural, or permanent in nature, and unless action is taken will affect the Province for years to come.

The rapid growth in spending in recent years, combined with the impact of tax cuts on base revenue growth, has produced a fiscal situation that is not sustainable. This year the results of these past policies are clear: the Province is spending considerably more than it collects in revenue. To put it simply, the Province is not living within its means.

The Province earns revenue in different ways: taxation revenue, fees and licences, earnings from Provincially owned enterprises, and transfers from the federal government. Of these sources, taxation revenues, such as Personal Income Tax and Retail Sales Tax revenues, are the largest and best support for ongoing Provincial spending on necessary programs and services.

In 2000-01, when Ontario’s budget was balanced, taxation revenues at $49.5 billion, were almost equal to Ontario’s program spending of $51.1 billion. Since 2000-01, however, tax revenues have increased marginally by half a billion dollars as the impact of a slowing economy on Provincial revenue was further aggravated by Provincial tax cuts. Over the same period, spending on Provincial programs increased by over $10 billion.

While these past spending increases were often for priorities—higher spending on health care, for example—the Province’s revenue base could not support these higher levels of spending and tax cuts at the same time. By 2003-04, Provincial spending and the Province’s tax base were fundamentally and structurally misaligned.

32	Ontario’s Finances

Section III: 2003-04 Fiscal Outlook

2003-04 Fiscal Summary

Ontario is currently projecting a deficit of $5,621 million for 2003-04. The current fiscal outlook for 2003-04 reflects changes in the accounting treatment of the Ontario Electricity Financial Corporation (OEFC) consistent with the recently released 2002-03 Public Accounts and the recommendation of the Peters Report, as well as the impact of recent revenue and expense measures announced by the government that are highlighted in the appendix to this annex.

2003-04 Fiscal Outlook
($ Millions)

			Change
	Actual	Outlook
	2002-03	2003-04	$ Millions	Per cent

Revenue	68,609	69,532	923	1.3
Expense
Programs	56,922	62,554	5,632	9.9
Capital	1,876	2,574	698	37.2
Interest on Debt	9,694	10,025	331	3.4

Total Expense	68,492	75,153	6,661	9.7

Surplus / (Deficit)	117	(5,621)	(5,738)	—

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis.

Source:	Ontario Ministry of Finance.

•	Total revenue is projected at $69,532 million in 2003-04, up $923 million from the 2002-03 level. This increase is primarily due to higher federal payments and a modest increase in tax revenue, partially offset by lower income from government enterprises and other non-tax revenue.

•	Total expense in 2003-04 is projected at $75,153 million, an increase of $6,661 million from the 2002-03 level of $68,492 million. This increase in expense is primarily due to higher levels of spending for health care, education, the post-secondary sector and infrastructure.

2003 Ontario Economic Outlook and Fiscal Review	33

2003-04 Revenue Outlook

Revenue is projected to be $69,532 million in 2003-04, an increase of $923 million from last year’s level of $68,609 million. The increased revenues this year are primarily due to higher transfers from the federal government and a small increase in taxation revenues.

Revenue by Source
($ Millions)

			Change
	Actual	Outlook
	2002-03	2003-04	$ Millions	Per cent

Taxation Revenue
Personal Income Tax	18,195	18,600	405	2.2
Retail Sales Tax	14,183	14,550	367	2.6
Corporations Tax	7,459	7,215	(244)	(3.3)
All Other Taxes	9,714	9,582	(132)	(1.4)

Total Taxation Revenue	49,551	49,947	396	0.8
Government of Canada	8,894	10,264	1,370	15.4
Income from Government Enterprises	3,942	3,434	(508)	(12.9)
Other Non-Tax Revenue	6,222	5,887	(335)	(5.4)

Total Revenue	68,609	69,532	923	1.3

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis.

Source:	Ontario Ministry of Finance.

•	The 2003-04 Taxation revenue forecast is based on the consensus economic forecast presented in Annex I, and tax collection and assessment information available through the end of October 2003. Total taxation revenues are expected to be $396 million, or 0.8 per cent higher than in 2002-03.

•	Personal Income Tax (PIT) revenues are projected to grow only 2.2 per cent in 2003-04. While underlying PIT revenue growth is consistent with current estimated wages and salaries growth, the 2003-04 PIT total has been adjusted downward, based on recent 2002 assessment information obtained after the 2002-03 Public Accounts were finalized, to correct for an overestimate of past PIT revenues.

•	Retail Sales Tax (RST) revenues are expected to grow 2.6 per cent in 2003-04. This relatively modest growth reflects the underlying consensus economic forecast for 2003 retail sales growth and the estimated impact of tax measures during 2003-04.

•	Corporations Tax (CT) revenues are expected to decline 3.3 per cent in 2003-04. This is primarily due to weaker net receipts in respect of past years than previously estimated. The underlying CT revenue base growth is consistent with the outlook for corporate profits growth of 11.5 per cent in 2003.

34	Ontario’s Finances

•	All other sources of taxation revenue combined are expected to decline by 1.4 per cent in 2003-04, reflecting tax collections to date and the 1.7 per cent pace of real economic growth expected for 2003.

•	Federal Payments are expected to increase by $1,370 million in 2003-04. This is the result of increased federal support for a wide range of Provincial programs and policy initiatives, largely in the health care sector, and $330 million in federal SARS relief.

•	Income from Government Enterprises is expected to decline by $508 million in 2003-04. This is largely due to the lower combined net income expected from Ontario Power Generation Inc. (OPG) and Hydro One Inc. (HOI) resulting from lower electricity demand and the August 2003 blackout. The net income of the Ontario Lottery and Gaming Corporation (OLGC) is expected to decline in 2003-04 as gaming activity was adversely affected by SARS, the August blackout, security-related border crossing slowdowns, the depreciation of the U.S. dollar and increasing cross-border competition.

•	Other Non-Tax Revenues are expected to decline by $335 million in 2003-04. This is largely due to one-time revenues included in 2002-03, such as the fee earned in the Bruce Nuclear Plant transaction.

2003 Ontario Economic Outlook and Fiscal Review	35

2003-04 Expense Outlook

The expense outlook at $75,153 million in 2003-04 is up $6,661 million from the level recorded in 2002-03. Increased spending was concentrated in health care, education, the post-secondary sector and infrastructure.

Expense by Sector
($ Millions)

			Change
	Actual	Outlook
	2002-03	2003-04	$ Millions	Per cent

Programs
Health Care	25,758	28,507	2,749	10.7
Education	9,236	10,127	891	9.6
Post-Secondary Education	3,471	3,996	525	15.1
Social Services	7,821	8,154	333	4.3
Justice	2,955	2,814	(141)	(4.8)
Other Programs	7,681	8,956	1,275	16.6

Total Programs	56,922	62,554	5,632	9.9
Capital	1,876	2,574	698	37.2
Interest on Debt	9,694	10,025	331	3.4

Total Expense	68,492	75,153	6,661	9.7

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis.

Source:	Ontario Ministry of Finance.

•	In 2003-04, health care program spending will be $28.5 billion, an increase of $2.7 billion from the previous year’s level of $25.8 billion. Within the health care budget, major areas of spending include $10.5 billion in operating support to Ontario’s 154 hospitals and $6.8 billion in OHIP payments to physicians and other service providers. The remaining $11.2 billion in health care spending supports a wide range of services, including funding for drug programs, long-term care facilities and community services and SARS-related health costs.

•	Education spending will be $10.1 billion this year, an increase of almost $900 million from the 2002-03 level of $9.2 billion. This level of funding includes $9.4 billion in Provincial grants to school boards for elementary and secondary education, including $71 million for the 2003-04 fiscal year portion of a recently announced $112 million initiative to provide supports for students from low-income and single-parent families and recent immigrants. In the 2003-04 school year, total funding for school boards, including education property tax revenues that flow directly to school boards, will increase to $15.4 billion.

36	Ontario’s Finances

•	Provincial support for training programs and Ontario’s 43 provincially funded post-secondary education institutions, will amount to $4.0 billion in 2003-04, an increase of over $500 million from last year. This funding includes $0.8 billion in operating grants to colleges and $2.1 billion in operating grants to universities, as well as $0.3 billion for student financial assistance through the Ontario Student Support Program, scholarships and bursaries. In addition, $0.3 billion will be spent on apprenticeship and skills training programs.

•	In 2003-04, spending on social services will be $8.2 billion, an increase of $333 million from last year. This includes $3.8 billion to provide financial assistance to 190,000 individuals and families through the Ontario Works program as well as financial and employment assistance to 220,000 persons with disabilities and their families through the Ontario Disability Support program. In addition, approximately $1.0 billion is spent to provide various specialized community supports such as counselling and behaviour intervention to 48,000 individuals with developmental disabilities. Other major components of spending in the social services sector include $1.0 billion on child protection services delivered by 52 children’s aid societies.

•	The Justice sector, comprising the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services, will spend $2.8 billion in 2003-04. This funding will support the operation of 40 provincial jails and detention centres, housing an average of about 8,700 offenders each day, and the supervision of another 80,000 offenders serving sentences in the community. Other key justice sector programs and services include legal aid and victims’ services, the funding of about 5,000 Ontario Provincial Police officers across the province and the operation of over 250 courts, prosecuting about 500,000 charges a year.

•	In 2003-04, spending on all other Provincial programs will be $9.0 billion. This represents an increase of $1.3 billion from the 2002-03 level, and is mainly due to the establishment of a $625 million Contingency Fund in 2003-04, consistent with recommendations from the Peters Report, and an increase of $233 million in Provincial retirement benefits costs.

•	Ontario’s capital expense will amount to $2.6 billion in 2003-04. Capital spending includes $1.5 billion in capital transfers to partners such as hospitals, community health and long-term care facilities, and municipalities; $0.3 billion for repairs and maintenance and other capital investments; as well as $0.8 billion for amortization costs on major Provincial tangible capital assets (mainly highways and buildings).

2003 Ontario Economic Outlook and Fiscal Review	37

Other Potential Liabilities
Since the release of the Peters Report, a number of other potential liabilities have come to the attention of the government. These liabilities may have an impact on the 2003-04 deficit but were outside the scope of Erik Peters’ mandate and as such, any fiscal impact of these potential liabilities is not reflected in the $5.6 billion deficit outlook he confirmed.

The government is currently reviewing these potential liabilities to determine how best to deal with these issues in a fiscally responsible manner. The table below provides a few examples of potential liabilities that have been identified to date.

Potential Liability	Fiscal Impact

Hospitals Accumulated Working Capital Shortfalls	up to $1.2 billion
Pension Benefits Guarantee Fund (PBGF)	up to $500 million
Potential Writedown of Pickering “A” Assets	up to $500 million
2002-03 Children’s Aid Societies’ Deficits	up to $25 million

Source:	Ontario Ministry of Finance.

38	Ontario’s Finances

Section IV: Medium-Term Fiscal Projection

This section outlines a fiscal projection for the Province over the medium term to 2006-07. The fiscal projection indicates that difficult choices will need to be made in order to balance the budget and put into place a sustainable fiscal policy and framework for the long term.

The medium-term fiscal projection for Ontario is based on a “no policy change” outlook that assumes no further changes to the current tax structure beyond those already announced or to existing programs and services.

Other key assumptions incorporated into this projection:

•	Revenue growth into the medium term is based on a projection of the economy that uses the average of private-sector forecasts for Ontario. As of December 2003, the current consensus forecast for real GDP is 3.1 per cent in 2004, 3.6 per cent in 2005 and 3.3 per cent in 2006.

•	The revenue outlook does not include any further tax changes beyond those already announced by the government, including the cancellation of corporations and personal income tax cuts, and the private schools tax credit, as well as the announced increase in tobacco taxes.

•	The expense outlook into the medium term assumes program spending growth of about 5 per cent, in line with experience in recent years, and that capital spending is maintained at $2.5 billion annually. Interest on debt costs increase to reflect the estimated impact of ongoing deficits.

Potential Medium-Term Fiscal Projection – “No Policy Change”
($ Billions)

		Projection
	Outlook
	2003-04	2004-05	2005-06	2006-07

Revenue	69.5	73.5	77.9	81.7
Total Expense	75.2	77.2	81.4	85.2
Less: Reserve	—	1.0	1.0	1.0

Surplus / (Deficit)	(5.6)	(4.7)	(4.5)	(4.5)

Note:	Numbers may not add due to rounding.

Source:	Ontario Ministry of Finance.

This “no policy change” projection for Ontario indicates large deficits over the medium term, unless action is taken to restore the Province’s finances. Assuming current interest rate projections, each $1 billion in deficit adds about $50 million in annual interest charges, diverting scarce resources from other areas of spending such as health care and education.

The government has clearly indicated that this deficit track is not sustainable or acceptable.

2003 Ontario Economic Outlook and Fiscal Review	39

Revenue by Source

Assuming no further federal or provincial taxation policy changes beyond those already announced, Ontario revenues are projected to continue to grow over the next three years by an average growth rate of 5.5 per cent. The table below outlines the medium-term revenue projection consistent with the current consensus economic forecast.

Revenue by Source
($ Billions)

		Projection
	Outlook
	2003-04	2004-05	2005-06	2006-07

Taxation Revenue
Personal Income Tax	18.6	20.0	21.6	23.1
Retail Sales Tax	14.6	15.5	16.6	17.6
Corporations Tax	7.2	8.2	8.6	9.0
All Other Taxes	9.6	10.1	10.6	10.9

Total Taxation Revenue	49.9	53.8	57.3	60.7
Government of Canada	10.3	10.1	10.6	10.7
Income from Government Enterprises	3.4	3.7	4.0	4.2
Other Non-Tax Revenue	5.9	5.9	6.0	6.0

Total Revenue	69.5	73.5	77.9	81.7

Note:	Numbers may not add due to rounding.

Source:	Ontario Ministry of Finance.

•	Taxation revenues, representing on average nearly 74 per cent of total revenues, are projected to grow at an average annual rate of 6.7 per cent over the next three years.

•	All three of the major tax sources—Personal Income, Corporations, and Retail Sales Taxes—are expected to contribute to this growth with strength expected in jobs, wages and salaries, retail sales and corporate profits. The medium-term projection reflects measures proposed in the Fiscal Responsibility Act, introduced on November 24, 2003.

•	Payments from the Government of Canada are projected to average almost 14 per cent of total revenues over the next three years, consistent with current federal-provincial transfer arrangements and funding formulas. This projection does not include any potential increases such as Ontario’s share of the additional $2 billion Canada Health and Social Transfer funding, which is contingent on the level of the federal 2003-04 surplus, as these amounts will not be confirmed until late in 2004.

•	Projected growth in Income from Government Enterprises and Other Non-Tax Revenues are consistent with expected economic growth over the medium term. The projection for Other Non-Tax Revenue does not include any extraordinary asset sales.

40	Ontario’s Finances

•	Recent preliminary indications from Ontario Power Generation Inc. (OPG) suggest that there may be a substantial risk to the net income of OPG in the medium term. This substantial risk could potentially negatively impact both Income from Government Enterprises and Electricity Payments-In-Lieu of Taxes in the government’s medium-term revenue outlook by a combined $250 million to $900 million a year between 2004-05 and 2006-07.

2003 Ontario Economic Outlook and Fiscal Review	41

Balancing the Budget: The Impact of Spending Growth

Revenue growth from a growing economy alone will not be sufficient to balance the budget if spending growth continues at current rates. As outlined earlier, the potential “no policy change” deficit would remain at about $4.5 billion for the next three years unless spending growth can be reduced.

The chart below shows that given the current revenue outlook over the medium term, spending would have to be cut in order to balance the budget by 2004-05. Balancing by 2005-06 or 2006-07 would require much slower spending growth than in recent years.

•	To balance the budget in 2004-05, total spending would actually have to decline by 2.6 per cent from the projected 2003-04 level, excluding the impact of $720 million in SARS-related expenses in 2003-04. Provincial spending has declined year-over-year only once in the past ten years, with a 3.3 per cent decline in 1996-97.

•	Balancing the budget by 2005-06 or 2006-07 is possible as long as spending growth is more moderate than in recent years. To balance by 2005-06, spending growth would have to be held to a maximum of 1.3 per cent on average for the next two years. Balancing by 2006-07 requires spending growth to be held to an average of 2.3 per cent a year for three years.

•	The “no policy change” scenario assumes total spending growth of about 4.6 per cent on average, which reflects historical growth patterns consistent with the past five years, and interest on debt costs associated with ongoing deficits.

The government has indicated that it will consult widely with the public and stakeholders on how to best deal with the fiscal challenges ahead. As well, the government will review all non-tax revenue mechanisms to ensure a stronger revenue base that will fund the transformation of key government services.

While these fiscal scenarios serve to illustrate the many difficult choices facing the government as it plans for a balanced budget, it should be noted that these scenarios use planning assumptions only. These underlying assumptions could be materially altered by government decisions and advice, including advice received through the forthcoming public consultation process. It is expected that as a result of public consultations, the eventual outcome could differ substantially from the scenarios presented in this section.

42	Ontario’s Finances

Conclusion

Ontario currently faces a deficit of at least $5.6 billion in 2003-04. Based on reasonable revenue projections and the recent experience in Provincial spending growth, Ontario faces an ongoing structural deficit into the medium term, unless firm action is taken.

The government is determined to restore the Province’s finances to a sustainable fiscal path, one that provides for health care, education and other services that the people of Ontario expect while ensuring that the government lives within its means. Only by eliminating the deficit can Ontario’s programs and services be sustained and funded adequately in the long term.

2003 Ontario Economic Outlook and Fiscal Review	43

44	Ontario’s Finances

Annex II Tables and Graphs

2003 Ontario Economic Outlook and Fiscal Review	45

46	Ontario’s Finances

Table 1

Statement of Financial Transactions
($ Millions)

				Actual	Outlook
	1999-00	2000-01	2001-02	2002-03	2003-04

Revenue	64,804	66,044	66,249	68,609	69,532
Expense
Programs	48,222	51,146	53,647	56,922	62,554
Capital	4,887	2,123	1,890	1,876	2,574
Interest on Debt	11,027	10,873	10,337	9,694	10,025

Total Expense	64,136	64,142	65,874	68,492	75,153

Surplus / (Deficit)	668	1,902	375	117	(5,621)

Net Debt	134,398	132,496	132,121	132,647	138,970
Accumulated Deficit	134,398	132,496	132,121	118,705	124,326

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis starting in 1999-00. Expense and revenue totals for prior years have been restated to reflect the new accounting treatment. Net debt represents the difference between liabilities and financial assets. Accumulated deficit represents net debt adjusted for tangible capital assets.

2003 Ontario Economic Outlook and Fiscal Review	47

Table 2

Revenue
($ Millions)

	Actual	Outlook
	2002-03	2003-04

Taxation Revenue
Personal Income Tax	18,195	18,600
Retail Sales Tax	14,183	14,550
Corporations Tax	7,459	7,215
Employer Health Tax	3,589	3,705
Gasoline Tax	2,306	2,310
Fuel Tax	682	695
Tobacco Tax	1,183	1,310
Land Transfer Tax	814	835
Electricity Payments-In-Lieu of Taxes	711	532
Other Taxes	429	195

	49,551	49,947

Government of Canada
Canada Health and Social Transfer (CHST)	7,346	7,093
CHST Supplements	191	577
Health Reform Fund	—	387
Diagnostic/Medical Equipment	—	193
Social Housing	525	643
Infrastructure	62	285
Other Government of Canada	770	1,086

	8,894	10,264

Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation	2,288	2,065
Liquor Control Board of Ontario	939	1,048
Ontario Power Generation Inc. and Hydro One Inc.	717	318
Other Government Enterprises	(2)	3

	3,942	3,434

Other Non-Tax Revenue
Reimbursements	1,111	1,208
Electricity Debt Retirement Charge	889	979
Vehicle and Driver Registration Fees	982	933
Power Sales	635	611
Sales and Rentals	560	571
Other Fees and Licences	606	531
Liquor Licence Revenue	530	477
Royalties	304	225
Miscellaneous Other Non-Tax Revenue	605	352

	6,222	5,887

Total Revenue	68,609	69,532

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis.

48	Ontario’s Finances

Table 3

Operating Expense
($ Millions)

	Actual	Outlook
Ministry	2002-03	2003-04

Agriculture and Food	613	661
Attorney General	1,057	1,060
Board of Internal Economy	146	169
Children’s Services	2,171	2,314
Citizenship and Immigration	53	63
Community and Social Services	5,650	5,840
Community Safety and Correctional Services	1,898	1,754
Consumer and Business Services	177	177
Culture	330	278
Economic Development and Trade	247	315
Education	8,998	9,787
Teachers’ Pension Plan (TPP)	238	340
Energy	144	130
Environment	232	274
Executive Offices	20	20
Finance – Own Account	1,092	1,222
Interest on Debt	9,694	10,025
Community Reinvestment Fund	622	649
Electricity Consumer Price Protection Fund	665	292
Power Purchases	786	918
Health and Long-Term Care	25,758	27,885
SARS-related Health Costs	—	622
Intergovernmental Affairs	6	6
Labour	123	120
Management Board Secretariat	172	336
Retirement Benefits	102	335
Contingency Fund	—	625
Municipal Affairs	636	684
Native Affairs Secretariat	16	15
Natural Resources	454	530
Northern Development and Mines	73	74
Office of Francophone Affairs	3	4
Public Infrastructure Renewal	33	35
Tourism and Recreation	135	228
Training, Colleges and Universities	3,471	3,996
Transportation	801	796

Total Operating Expense	66,616	72,579

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis. Preliminary allocations by ministry, pending finalization of the realignment of government ministries currently under way.

2003 Ontario Economic Outlook and Fiscal Review	49

Table 4

Capital Expense
($ Millions)

	Actual	Outlook
Ministry	2002-03	2003-04

Agriculture and Food	68	1
Attorney General	43	31
Community and Social Services	23	13
Community Safety and Correctional Services	66	55
Consumer and Business Services	1	1
Culture	42	65
Economic Development and Trade	21	46
Education	10	16
Energy	46	47
Environment	13	15
Finance	8	11
Health and Long-Term Care	339	504
Management Board Secretariat	3	—
Municipal Affairs	20	188
Native Affairs Secretariat	2	3
Natural Resources	72	91
Northern Development and Mines	391	356
Public Infrastructure Renewal	4	169
Capital Contingency Fund	—	114
Tourism and Recreation	55	55
Training, Colleges and Universities	71	100
Transportation	578	693

Total Capital Expense*	1,876	2,574

*	Capital expenses includes transfers for capital purposes, the amortization of major tangible capital assets owned by Provincial ministries, repairs, maintenance and other, including the capital contingency fund. Consistent with the recommendation of the Public Sector Accounting Board (PSAB), the cost of acquisition or construction of major tangible capital assets owned by the Province is amortized to expense over their useful lives.

Note:	Preliminary allocations by ministry, pending finalization of the realignment of government ministries currently under way.

50	Ontario’s Finances

Table 5

Schedule of Net Investment in Capital Assets
($ Millions)

	2003-04 Outlook

			Government
	Land and	Transportation	Organizations’
	Buildings	Infrastructure	Capital Assets	Total

Acquisition/Construction of Major Tangible Capital Assets	133	1,042	346	1,521
Amortization of Provincially Owned Major Tangible Capital Assets	(110)	(546)	(163)	(819)

Net Investment in Capital Assets*	23	496	183	702

*	Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction.

2003 Ontario Economic Outlook and Fiscal Review	51

Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)

	1994-95	1995-96	1996-97

Financial Transactions
Revenue	46,039	49,473	49,450
Expense
Programs	44,505	46,163	45,136
Capital	3,831	3,635	2,612
Interest on Debt	7,832	8,475	8,607

Total Expense	56,168	58,273	56,355

Surplus / (Deficit)	(10,129)	(8,800)	(6,905)

Net Debt	90,728	101,864	108,769
Accumulated Deficit	90,728	101,864	108,769

Gross Domestic Product (GDP) at Market Prices	311,096	329,317	338,173
Personal Income	260,671	271,397	276,303

Population – July (000s)	10,818	10,950	11,083
Net Debt per Capita (dollars)	8,387	9,303	9,814
Personal Income per Capita (dollars)	24,096	24,785	24,930

Total Expense as a per cent of GDP	18.1	17.7	16.7
Interest on Debt as a per cent of Revenue	17.0	17.1	17.4
Net Debt as a per cent of GDP	29.2	30.9	32.2

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (OEFC) is consolidated on a line-by-line basis starting in 1999-00. Expense and revenue totals for prior years have been restated to reflect the new accounting treatment. Net debt represents the difference between liabilities and financial assets. Accumulated deficit represents net debt adjusted for tangible capital assets.

Sources:	Ontario Ministry of Finance and Statistics Canada.

52	Ontario’s Finances

Table 6

					Actual	Outlook
1997-98	1998-99	1999-00	2000-01	2001-02	2002-03	2003-04

52,518	55,786	64,804	66,044	66,249	68,609	69,532
45,304	46,557	48,222	51,146	53,647	56,922	62,554
2,451	2,215	4,887	2,123	1,890	1,876	2,574
8,729	9,016	11,027	10,873	10,337	9,694	10,025

56,484	57,788	64,136	64,142	65,874	68,492	75,153

(3,966)	(2,002)	668	1,902	375	117	(5,621)

112,735	114,737	134,398	132,496	132,121	132,647	138,970
112,735	114,737	134,398	132,496	132,121	118,705	124,326

359,353	377,897	409,020	440,708	452,923	478,112	501,061
289,537	304,652	321,702	347,427	359,783	372,444	385,852

11,228	11,367	11,506	11,685	11,898	12,097	12,238
10,041	10,094	11,681	11,339	11,104	10,965	11,356
25,787	26,801	27,959	29,733	30,239	30,788	31,529

15.7	15.3	15.7	14.6	14.5	14.3	15.0
16.6	16.2	17.0	16.5	15.6	14.1	14.4
31.4	30.4	32.9	30.1	29.2	27.7	27.7

2003 Ontario Economic Outlook and Fiscal Review	53

Risks and Sensitivities to the Fiscal Plan

Table 7

Selected Risks and Sensitivities to the Fiscal Plan – The Ontario Economy and Revenue

Item	2003-04 Assumption	Sensitivities

Real Economic Growth[1]	1.7 per cent real GDP growth in 2003	$0.6 billion per percentage point of growth.

Composition of Economic Growth Examples:

Wages and Salaries	4.0 per cent growth in 2003	One percentage point change, other things equal, changes revenues by $0.3 billion, mainly Personal Income and Employer Health Taxes.

Personal Consumption Expenditure	3.8 per cent real growth in 2003	One percentage point change, other things equal, changes revenues by $0.1 billion, mainly Retail Sales Tax.

Corporate Profits	11.5 per cent growth in 2003	Two percentage points change, other things equal, changes revenues by $0.1 billion, mainly Corporations Tax.

Ontario Population Share	38.7 per cent of Canada-wide population in 2003	Three-tenths of a percentage point change in population share would change Federal Payments by $0.1 billion.

2002 Personal Income and Corporations Tax return processing	2002-03 revenues overestimated by $0.3 billion based on tax return processing data received after 2002-03 Public Accounts finalized	Risk to the current 2003-04 revenue outlook of +/- $0.6 billion from further 2002 tax return processing.

Data applied in federal funding formulas	Federal payments outlook fully consistent with current demographic, economic and tax assumptions	Could partially offset changes in tax revenues. Changes also possible based on other data. Current risk of +/- $0.3 billion.

1.	This response would hold “on average” and could vary significantly depending on the composition of change in income and expenditures.

54	Ontario’s Finances

Risks and Sensitivities to the Fiscal Plan

Table 8

Selected Risks and Sensitivities to the Fiscal Plan – Expense

Program	2003-04 Assumption	Sensitivities

Hospitals	Annual growth of 7.8 per cent	Average annual growth was almost 10 per cent from 1999-00 to 2002-03. One per cent change in hospital funding: $105 million.

Drug programs	Annual growth of 10.4 per cent (in health portion)	One per cent change in utilization of all drug programs: $28 million.

Long-term care community services/home care	Over 15.6 million hours of homemaking and support services	One per cent change in hours of homemaking and support services: $4 million.

	7.9 million nursing and professional visits	One per cent change in nursing and professional visits: $5 million.

Long-term care facilities	Almost 69,500 long-term care facility beds	Annual average operating cost per bed in a long-term care facility is over $30,000. One per cent change in number of beds: $21 million.

Elementary and secondary schools	Almost 2 million average daily pupil enrolment	One per cent enrolment change: $150 million.

College students	155,000 full-time students	One per cent enrolment change: $7 million.

University students	275,000 full-time students	One per cent enrolment change: $19 million.

Ontario Works	190,000 average annual caseload	One per cent caseload change: $15 million.

Ontario Disability Support Program	220,000 average annual caseload	One per cent caseload change: $21 million.

Judicial system	2.9 million adult inmate days per year	Average cost $150 per inmate per day. One per cent change in inmate days: $4 million.

Interest on debt	Average borrowing cost of 5.4 per cent for new financing	100 basis points change in borrowing costs for new financing: $45 million.

2003 Ontario Economic Outlook and Fiscal Review	55

56	Ontario’s Finances

2003 Ontario Economic Outlook and Fiscal Review	57

58	Ontario’s Finances

Annex II Appendix

Major Changes from Erik Peters’ Report

	2003-04
Major Changes from Erik Peters Report	$ Billions

2003-04 Deficit Outlook – As Reported October 29, 2003		(5.6)
Revenue
Federal SARS relief – reflected as revenue, consistent with Provincial financial statements	0.3
Ontario Electricity Financial Corporation (OEFC) Income – as per 2002-03 Public Accounts treatment	2.1
Tax Measures – impact of cancelling Equity in Education Tax Credit (EiETC), reductions in Personal Income Tax (PIT) and Corporations Tax rates, and elimination of first-tier on PIT surtax	0.4
Increased Tobacco Taxes – as announced November 24, 2003	0.1
Lower Revenue forecast – impact of weaker 2002 tax assessments	(0.5)

Add: Total Change in Revenue Outlook		2.4
Expense
SARS costs – treatment consistent with Provincial financial statements	0.3
Ontario Electricity Financial Corporation Expense – as per 2002-03 Public Accounts treatment:
Impact on interest on debt	1.2
Impact on other expense	1.5
Seniors’ Property Tax Rebate – impact of cancelling	(0.4)
Establish Contingency Fund	0.6

Less: Total Change in Expense Outlook		3.1
Add: Electricity Sector		0.7
OEFC net income (increase in stranded debt) allocated to revenue, interest on debt, and expense – as per 2002-03 Public Accounts treatment

Current Deficit Outlook		(5.6)

Note:	Numbers may not add due to rounding.

60	Ontario’s Finances

ANNEX III
Ontario’s Borrowing and Debt Management

62	Ontario’s Borrowing and Debt Management

Ontario’s Borrowing and Debt Management

Borrowing Program

The total long-term public market borrowing requirements for the Province and the Ontario Electricity Financial Corporation (OEFC) in 2003-04 are $22.7 billion. This amount includes $14.4 billion of debt maturities and redemptions and $5.6 billion from the deficit.

As of December 11, 2003, the Ontario Financing Authority (OFA) had completed $13.6 billion of the Province’s estimated 2003-04 long-term public borrowing requirements of $18.2 billion and $4.0 billion of OEFC’s $4.5 billion requirements. The domestic market has been the main source of funding for the Province and OEFC in 2003-04, providing a total of $11.5 billion, including seven syndicated domestic issues, 27 structured Domestic Medium Term Notes (DMTNs), two bond auctions and the ninth annual Ontario Savings Bond campaign.

While the majority of the borrowing has been completed in the domestic market, Ontario has successfully diversified its funding sources by accessing foreign markets. Since March 31, 2003, the OFA has launched its first global bond denominated in Euros as well as three U.S. dollar global bonds. Five Canadian dollar Euro Medium Term Notes (EMTNs) and four foreign currency EMTNs denominated in Australian dollars, Hong Kong dollars, Swiss francs and Japanese yen were also issued. In addition, the Province issued a yen loan.

2003 Ontario Economic Outlook and Fiscal Review	63

2003-04 Borrowing Program
Consolidated – Province and OEFC

	($ Billions)

Deficit		5.6
Adjustments for:
Non-cash Items Included in Deficit		0.9
Amortization of Tangible Capital Assets		(0.8)
Acquisitions of Tangible Capital Assets		1.5
Debt Maturities:
Province*	9.8
OEFC	3.5	13.3

Debt Redemptions		1.1
Canada Pension Plan Borrowing		(0.2)
(Decrease) / Increase in Cash and Cash Equivalents		(2.0)
(Increase) / Decrease in Short-Term Borrowing		(0.3)
(Other Sources) / Uses of Cash		3.6

Long-Term Public Borrowing Requirements		22.7

*	Debt maturities are $0.3 billion lower since that amount of maturities has now been extended to future years.

Borrowing Program Status

($ Billions)	Completed	Remaining	Total

Province	13.6	4.6	18.2
OEFC	4.0	0.5	4.5

Total	17.6	5.1	22.7

Note:	Consistent with the treatment in the 2002-03 Public Accounts, the borrowing program of OEFC was consolidated with that of the Province.

•	The $3.6 billion Uses of Cash includes the replacement of $2.2 billion in deposits with the Province of Ontario Savings Office upon its sale, $1.2 billion for the Ontario Nuclear Funds Agreement and a $1.0 billion capital injection to the Ontario Municipal Economic Infrastructure Financing Authority, offset by $0.8 billion from the collection of notes receivable from Hydro One and the Independent Electricity Market Operator.

•	In addition to the borrowing and redemptions shown in the table, the Province bought back $0.4 billion of previously issued debt, financing these purchases with similar amounts of debt issued at more favourable rates.

64	Ontario’s Borrowing and Debt Management

Debt Management Program

The OFA adheres to prudent risk management policies, using financial instruments such as options and swaps to hedge the Province’s exposure to market risks such as foreign exchange and interest rate risks. The Province limits itself to having a maximum foreign exchange exposure of five per cent of debt issued for Provincial purposes. As of November 30, foreign exchange exposure was 1.4 per cent of debt issued for Provincial purposes. The Province limits itself to having a maximum interest rate reset exposure of 25 per cent of debt issued for Provincial purposes. Interest rate reset exposure is the combination of net floating rate exposure (i.e., gross floating rate exposure less liquid reserves) and all fixed rate debt maturing within the next 12 months. As of November 30, interest rate reset exposure was 14.6 per cent of debt issued for Provincial purposes.

The OFA also manages the Province’s credit risk exposures arising from capital market activities by limiting market transactions to highly rated counterparties and maintaining credit exposures within the approved policy limits.

Debt maturities will remain significant during the next few years. As of November 30, the amount of maturing debt for the Province and the OEFC in 2004-05 is $16.0 billion, followed by $18.3 billion in 2005-06. In managing these maturities, the OFA will maintain a flexible financing approach and monitor domestic and international bond markets continuously, seeking out the most cost-effective borrowing opportunities. The OFA will also continue to aim for a balanced maturity profile and take advantage of cost-effective opportunities to schedule maturities into years that currently have lower levels of maturing debt.

2003 Ontario Economic Outlook and Fiscal Review	65

66	Ontario’s Borrowing and Debt Management

ANNEX IV
Economic Data Tables

68	Economic Data Tables

LIST OF TABLES

TABLE NUMBER

ONTARIO ECONOMY

Ontario, Gross Domestic Product, 1989-2002	1
Ontario, Growth in Gross Domestic Product, 1989-2002	2
Ontario, Selected Economic Indicators, 1989-2002	3
Ontario, Economic Indicators, Annual Change, 1989-2002	4
Ontario, Real Gross Domestic Product by Industry at Basic Prices, 1999-2002	5
Ontario, Growth in Real Gross Domestic Product by Industry at Basic Prices, 1999-2002	6
Ontario, Real Gross Domestic Product in Selected Manufacturing Industries, 1999-2002	7
Ontario, Growth in Real Gross Domestic Product in Selected Manufacturing Industries, 1999-2002	8
Ontario, Housing Market Indicators, 1996-2002	9
Selected Financial Indicators, 1989-2002	10

G-7 COMPARISON

Ontario and the G-7, Real Gross Domestic Product Growth, 1989-2002	11
Ontario and the G-7, Employment Growth, 1989-2002	12
Ontario and the G-7, Unemployment Rates, 1989-2002	13
Ontario and the G-7, CPI Inflation Rates, 1989-2002	14
G-7, Exchange Rates, 1989-2002	15

ONTARIO, INTERNATIONAL MERCHANDISE TRADE

Ontario, International Merchandise Exports by Major Commodity, 2002	16
Ontario, International Merchandise Imports by Major Commodity, 2002	17
Ontario, International Merchandise Trade by Major Region, 2002	18

CANADA, INTERNATIONAL MERCHANDISE TRADE

Canada, International Merchandise Trade by Major Region, 2002	19

2003 Ontario Economic Outlook and Fiscal Review	69

LIST OF TABLES (Cont’d)

TABLE NUMBER

DEMOGRAPHIC CHARACTERISTICS

Ontario, Selected Demographic Characteristics, 1986-2003	20
Ontario, Components of Population Growth, 1993-94 to 2002-03	21

ONTARIO LABOUR MARKETS

Ontario, Labour Force, 1989-2002	22
Ontario, Employment, 1989-2002	23
Ontario, Unemployment, 1989-2002	24
Ontario, Employment Insurance (EI) and Social Assistance, 1989-2002	25
Ontario, Labour Compensation, 1989-2002	26
Ontario, Employment by Occupation, 1991-2002	27
Ontario, Distribution of Employment by Occupation, 1991-2002	28
Ontario, Employment by Industry, 1993-2002	29
Ontario, Growth in Employment by Industry, 1993-2002	30
Ontario, Employment Level by Economic Regions, 1992-2003	31
Ontario, Employment Level by Industry for Economic Regions, 2002	32
Ontario Economic Regions	33

(Note: Data in the tables may not add to totals due to rounding.)

70	Economic Data Tables

Table 1     Ontario, Gross Domestic Product, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

				($ Billions)
Real GDP (chained $1997)	322.5	316.9	304.5	307.2	310.2	328.5	340.1
Consumption	175.7	176.3	172.9	175.3	177.7	183.1	186.6
Government	65.6	69.1	72.3	72.6	72.1	72.9	73.3
Residential Construction	24.4	19.4	16.3	17.1	15.6	15.9	13.7
Non-residential Construction	14.4	13.1	12.5	10.9	8.8	7.8	7.5
Machinery and Equipment	20.4	19.5	18.0	18.5	17.7	20.2	22.3
Exports	164.3	164.3	159.4	165.5	179.4	198.1	213.8
Imports	145.8	143.2	142.2	149.8	158.7	169.4	180.5
Nominal Gross Domestic Product	278.8	282.8	283.1	286.5	293.4	311.1	329.3

Table 1 (continued)

	1996	1997	1998	1999	2000	2001	2002

				($ Billions)
Real GDP (chained $1997)	343.8	359.4	376.7	405.0	427.9	435.4	451.1
Consumption	190.9	200.1	207.1	216.6	227.0	232.5	240.8
Government	70.6	70.5	72.0	75.1	77.8	81.6	85.1
Residential Construction	15.0	17.2	16.8	18.8	20.1	22.0	24.1
Non-residential Construction	9.2	10.0	10.2	11.3	10.4	9.7	9.3
Machinery and Equipment	23.7	29.3	31.3	34.2	36.4	36.4	34.2
Exports	225.6	242.6	260.4	289.8	311.9	301.9	308.5
Imports	189.4	213.3	223.3	241.9	260.9	246.6	253.8
Nominal Gross Domestic Product	338.2	359.4	377.9	409.0	440.7	452.9	478.1

Sources:	Statistics Canada and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	71

Table 2     Ontario, Growth in Gross Domestic Product, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent Change)
Real GDP (chained $1997)	3.4	-1.7	-3.9	0.9	1.0	5.9	3.5
Consumption	3.7	0.3	-1.9	1.4	1.3	3.1	1.9
Government	4.2	5.3	4.5	0.4	-0.7	1.1	0.7
Residential Construction	9.1	-20.2	-15.9	4.5	-8.7	2.0	-14.0
Non-residential Construction	6.6	-9.0	-4.9	-12.9	-18.7	-12.2	-2.7
Machinery and Equipment	3.1	-4.8	-7.2	2.4	-4.4	14.6	9.9
Exports	3.9	0.0	-3.0	3.9	8.4	10.4	7.9
Imports	5.0	-1.8	-0.7	5.3	5.9	6.8	6.6
Nominal Gross Domestic Product	8.7	1.5	0.1	1.2	2.4	6.0	5.9

Table 2 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent Change)
Real GDP (chained $1997)	1.1	4.5	4.8	7.5	5.6	1.8	3.6
Consumption	2.3	4.8	3.5	4.6	4.8	2.4	3.6
Government	-3.7	-0.1	2.0	4.4	3.6	4.9	4.2
Residential Construction	9.6	14.5	-1.8	11.6	7.0	9.2	9.6
Non-residential Construction	21.5	9.2	1.6	11.4	-8.1	-6.4	-4.2
Machinery and Equipment	6.7	23.3	6.8	9.4	6.5	-0.1	-6.1
Exports	5.6	7.5	7.3	11.3	7.6	-3.2	2.2
Imports	4.9	12.6	4.7	8.4	7.8	-5.5	2.9
Nominal Gross Domestic Product	2.7	6.3	5.2	8.2	7.7	2.8	5.6

Sources:	Statistics Canada and Ontario Ministry of Finance.

72	Economic Data Tables

Table 3     Ontario, Selected Economic Indicators, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

Retail Sales* ($ Billions)	72.6	72.6	67.3	68.9	71.7	76.9	79.6
Housing Starts – Units (000s)	93.3	62.6	52.8	55.8	45.1	46.6	35.8
Personal Income ($ Billions)	229.0	241.7	247.7	253.8	256.1	260.7	271.4
Pre-tax Corporate Profits ($ Billions)	27.4	19.8	14.6	14.5	17.9	27.9	33.1
Consumer Price Index (1992 = 100)	90.2	94.6	99.0	100.0	101.8	101.8	104.3
Labour Force (000s)	5,470	5,533	5,544	5,542	5,581	5,574	5,620
Employment (000s)	5,193	5,191	5,016	4,949	4,974	5,039	5,131
Unemployment Rate (%)	5.1	6.2	9.5	10.7	10.9	9.6	8.7

Table 3 (continued)

	1996	1997	1998	1999	2000	2001	2002

Retail Sales* ($ Billions)	80.2	86.4	92.4	99.2	106.4	109.2	115.3
Housing Starts – Units (000s)	43.1	54.1	53.8	67.2	71.5	73.3	83.6
Personal Income ($ Billions)	276.3	289.5	304.7	321.7	347.4	359.8	372.4
Pre-tax Corporate Profits ($ Billions)	34.2	37.5	39.5	49.7	54.8	48.5	56.6
Consumer Price Index (1992 = 100)	105.9	107.9	108.9	111.0	114.2	117.7	120.1
Labour Force (000s)	5,695	5,801	5,914	6,071	6,228	6,364	6,532
Employment (000s)	5,181	5,313	5,490	5,688	5,872	5,963	6,068
Unemployment Rate (%)	9.0	8.4	7.2	6.3	5.7	6.3	7.1

*	Retail sales include Federal Sales Taxes up to 1990 but exclude GST after 1990.

Sources:	Statistics Canada, Ontario Ministry of Finance and Canada Mortgage and Housing Corporation.

2003 Ontario Economic Outlook and Fiscal Review	73

Table 4     Ontario, Economic Indicators, Annual Change, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent Change)
Retail Sales*	4.0	0.0	-7.2	2.3	4.1	7.2	3.6
Housing Starts	-6.6	-32.9	-15.7	5.6	-19.1	3.3	-23.2
Personal Income	9.7	5.5	2.5	2.5	0.9	1.8	4.1
Pre-tax Corporate Profits	-6.7	-27.8	-26.0	-0.8	23.1	55.8	18.7
Consumer Price Index	5.7	4.9	4.7	1.0	1.8	0.0	2.5
Labour Force	2.2	1.2	0.2	0.0	0.7	-0.1	0.8
Employment	2.2	0.0	-3.4	-1.3	0.5	1.3	1.8

Table 4 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent Change)
Retail Sales*	0.7	7.8	6.9	7.3	7.3	2.6	5.6
Housing Starts	20.2	25.6	-0.4	24.9	6.4	2.5	14.1
Personal Income	1.8	4.8	5.2	5.6	8.0	3.6	3.5
Pre-tax Corporate Profits	3.3	9.9	5.2	25.9	10.2	-11.5	16.7
Consumer Price Index	1.5	1.9	0.9	1.9	2.9	3.1	2.0
Labour Force	1.3	1.9	1.9	2.6	2.6	2.2	2.6
Employment	1.0	2.6	3.3	3.6	3.2	1.5	1.8

*	Retail sales include Federal Sales Taxes up to 1990 but exclude GST after 1990.

Sources:	Statistics Canada, Ontario Ministry of Finance and Canada Mortgage and Housing Corporation.

74	Economic Data Tables

Table 5     Ontario, Real Gross Domestic Product by Industry at Basic Prices, 1999-2002

	1999	2000	2001	2002

	($1997 Millions)
Goods Producing Industries	118,106	127,442	123,510	127,807
Primary	7,824	7,836	7,540	7,635
Utilities	9,807	9,840	9,757	10,083
Construction	17,910	18,364	19,970	20,546
Manufacturing[1]	82,565	91,403	86,243	89,543
Services Producing Industries	255,569	269,319	278,087	288,614
Wholesale Trade	24,323	26,039	26,398	28,379
Retail Trade	18,833	20,045	20,451	21,381
Transportation and
Warehousing	15,541	16,142	15,869	16,119
Information and Cultural (incl. Telecommunications)	14,659	16,150	17,304	18,278
Finance, Insurance, Real Estate, Rental and Leasing	78,442	83,393	86,971	90,506
Professional, Scientific and Technical Services	18,053	19,736	20,742	21,386
Administrative and Other Support Services	8,800	9,274	9,649	10,109
Educational Services	17,148	17,202	17,390	17,644
Health Care and Social Assistance	20,628	20,960	21,621	22,302
Arts, Entertainment and Recreation	3,375	3,667	3,739	3,892
Accommodation and Food Services	8,608	8,759	8,938	8,981
Other Services (excl. Public Administration)	8,467	8,841	9,150	9,389
Public Administration	18,693	19,111	19,865	20,248
Total Production	373,675	396,761	401,597	416,421

Note:

1.	See Table 7 for detailed manufacturing industries.

Sources:	Statistics Canada and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	75

Table 6     Ontario, Growth in Real Gross Domestic Product by Industry at Basic Prices, 1999-2002

	1999	2000	2001	2002

	(Per Cent Change)
Goods Producing Industries	8.2	7.9	-3.1	3.5
Primary Industries	9.0	0.1	-3.8	1.3
Utilities	0.9	0.3	-0.8	3.3
Construction	14.5	2.5	8.7	2.9
Manufacturing[1]	7.8	10.7	-5.6	3.8
Services Producing Industries	7.4	5.4	3.3	3.8
Wholesale Trade	11.6	7.1	1.4	7.5
Retail Trade	4.8	6.4	2.0	4.5
Transportation and Warehousing	8.5	3.9	-1.7	1.6
Information and Cultural (incl. Telecommunications)	20.8	10.2	7.1	5.6
Finance, Insurance, Real Estate, Rental and Leasing	5.8	6.3	4.3	4.1
Professional, Scientific and Technical Services	15.2	9.3	5.1	3.1
Administrative and Other Support Services	11.9	5.4	4.0	4.8
Educational Services	-0.5	0.3	1.1	1.5
Health Care and Social Assistance	3.7	1.6	3.2	3.1
Arts, Entertainment and Recreation	7.5	8.7	2.0	4.1
Accommodation and Food Services	12.6	1.8	2.0	0.5
Other Services (excl. Public Administration)	9.8	4.4	3.5	2.6
Public Administration	1.4	2.2	3.9	1.9
Total Production	7.6	6.2	1.2	3.7

Note:

1.	See Table 8 for detailed manufacturing industries.

Sources:	Statistics Canada and Ontario Ministry of Finance.

76	Economic Data Tables

Table 7     Ontario, Real Gross Domestic Product in Selected Manufacturing Industries, 1999-2002

	1999	2000	2001	2002

	($1997 Millions)
Manufacturing	82,565	91,403	86,243	89,543
Food	6,958	6,832	7,282	7,365
Beverage and Tobacco	2,418	2,543	2,649	2,605
Clothing	881	1,081	1,022	1,110
Leather	149	167	143	158
Textile Products	832	964	868	873
Wood Products	1,605	1,980	2,003	2,192
Paper	3,256	3,690	3,477	3,536
Printing	2,236	2,637	2,653	2,605
Petroleum and Coal Products	610	569	565	557
Chemical Products	6,678	7,229	7,159	7,829
Plastic Products	3,622	4,391	4,639	5,294
Rubber Products	1,416	1,458	1,393	1,398
Non-metallic Mineral Products	2,127	2,308	2,276	2,320
Primary and Fabricated Metal	11,187	12,806	12,448	13,189
Machinery	5,574	6,598	6,023	6,269
Computer and Electronic Products	6,708	9,080	6,722	6,081
Electrical Equipment	2,205	2,585	2,207	2,303
Transportation Equipment	20,481	20,168	18,692	19,890
Of Which: Auto Industry	17,894	17,988	16,317	17,612
Furniture and Related Products	2,362	2,793	2,634	2,570
Miscellaneous Manufacturing	1,262	1,526	1,388	1,399

Sources:	Statistics Canada and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	77

Table 8     Ontario, Growth in Real Gross Domestic Product in Selected Manufacturing Industries, 1999-2002

	1999	2000	2001	2002

	(Per Cent Change)
Manufacturing	7.8	10.7	-5.6	3.8
Food	1.7	-1.8	6.6	1.1
Beverage and Tobacco	-6.6	5.2	4.2	-1.7
Clothing	-5.8	22.7	-5.5	8.6
Leather	-7.2	12.5	-14.4	10.4
Textile Products	-4.2	15.9	-10.0	0.6
Wood Products	-2.0	23.4	1.2	9.5
Paper	-2.7	13.3	-5.8	1.7
Printing	0.0	17.9	0.6	-1.8
Petroleum and Coal Products	-2.2	-6.7	-0.7	-1.3
Chemical Products	3.2	8.2	-1.0	9.4
Plastic Products	12.0	21.2	5.6	14.1
Rubber Products	7.6	3.0	-4.5	0.3
Non-metallic Mineral Products	-1.4	8.6	-1.4	1.9
Primary and Fabricated Metal	5.3	14.5	-2.8	5.9
Machinery	-1.5	18.4	-8.7	4.1
Computer and Electronic Products	36.6	35.4	-26.0	-9.5
Electrical Equipment	-4.9	17.3	-14.6	4.4
Transportation Equipment	18.6	-1.5	-7.3	6.4
Of Which: Auto Industry	20.8	0.5	-9.3	7.9
Furniture and Related Products	4.6	18.3	-5.7	-2.4
Miscellaneous Manufacturing	7.5	20.9	-9.0	0.7

Sources:	Statistics Canada and Ontario Ministry of Finance.

78	Economic Data Tables

Table 9     Ontario, Housing Market Indicators, 1996-2002

	1996	1997	1998	1999	2000	2001	2002

Residential Construction Current $ Millions*	14,549	17,154	17,227	19,738	21,729	24,528	28,030
	9.6	17.9	0.4	14.6	10.1	12.9	14.3
New Construction*	6,489	8,258	8,351	10,175	11,312	12,337	14,772
	9.4	27.3	1.1	21.8	11.2	9.1	19.7
Alterations and Improvements*	5,383	5,711	5,758	6,080	6,790	7,928	8,309
	7.3	6.1	0.8	5.6	11.7	16.8	4.8
Transfer Costs*	2,677	3,186	3,118	3,483	3,627	4,263	4,949
	14.8	19.0	-2.1	11.7	4.1	17.5	16.1
Housing Starts (000s)*	43.1	54.1	53.8	67.2	71.5	73.3	83.6
	20.2	25.6	-0.4	24.9	6.4	2.5	14.1
Home Resales (000s)*	137.9	140.6	138.5	148.7	147.2	162.3	177.4
	31.4	1.9	-1.5	7.4	-1.0	10.3	9.3
Average Resale Home Price ($)*	155,662	164,382	167,115	174,049	183,841	193,357	210,699
	0.7	5.6	1.7	4.1	5.6	5.2	9.0

*	Per cent change is shown on second line.

Sources:	Statistics Canada, Canada Mortgage and Housing Corporation, Canadian Real Estate Association and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	79

Table 10     Selected Financial Indicators, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent)
Interest Rates
Bank Rate	12.3	13.1	9.0	6.8	5.1	5.8	7.1
Prime Rate	13.3	14.1	9.9	7.5	5.9	6.9	8.6
10-Year Government Bonds	9.8	10.8	9.4	8.1	7.2	8.4	8.1
Three-month T-Bills	12.1	12.8	8.7	6.6	4.8	5.5	6.9
Mortgage Rates
5-Year Rate	12.1	13.4	11.1	9.5	8.8	9.5	9.2
1-Year Rate	12.9	13.4	10.1	7.9	6.9	7.8	8.4
Household Debt Burden*
Consumer	20.6	21.3	21.1	21.0	21.0	22.3	23.1
Mortgage	49.2	53.3	55.8	59.2	62.2	65.3	65.4
Total	69.8	74.6	76.9	80.1	83.2	87.6	88.5

Table 10 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent)
Interest Rates
Bank Rate	4.5	3.5	5.1	4.9	5.8	4.3	2.7
Prime Rate	6.1	5.0	6.6	6.4	7.3	5.8	4.2
10-Year Government Bonds	7.2	6.1	5.3	5.6	5.9	5.5	5.3
Three-month T-Bills	4.2	3.3	4.7	4.7	5.5	3.8	2.6
Mortgage Rates
5-Year Rate	7.9	7.1	6.9	7.6	8.3	7.4	7.0
1-Year Rate	6.2	5.5	6.5	6.8	7.9	6.1	5.2
Household Debt Burden*
Consumer	24.4	26.0	27.5	28.3	29.7	30.5	31.2
Mortgage	67.1	68.5	69.0	68.7	67.1	67.0	68.7
Total	91.5	94.4	96.4	97.0	96.9	97.5	99.9

*	Canadian household debt as a share of personal disposable income.

Note:	All data are annual averages.

Sources:	Statistics Canada and Bank of Canada.

80	Economic Data Tables

Table 11     Ontario and the G-7, Real Gross Domestic Product Growth, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent)
Ontario	3.4	-1.7	-3.9	0.9	1.0	5.9	3.5
Canada	2.6	0.2	-2.1	0.9	2.3	4.8	2.8
France	4.2	2.6	1.0	1.3	-0.9	1.9	1.8
Germany	3.9	5.7	5.0	2.2	-1.1	2.3	1.7
Italy	2.9	2.0	1.4	0.8	-0.9	2.2	2.9
Japan	5.2	5.2	3.3	1.0	0.3	1.0	1.9
United Kingdom	2.2	0.8	-1.4	0.2	2.5	4.7	2.9
United States	3.5	1.9	-0.2	3.3	2.7	4.0	2.5

Table 11 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent)
Ontario	1.1	4.5	4.8	7.5	5.6	1.8	3.6
Canada	1.6	4.2	4.1	5.5	5.3	1.9	3.3
France	1.1	1.9	3.5	3.2	4.2	1.8	1.2
Germany	0.8	1.4	2.0	2.0	2.9	0.6	0.2
Italy	1.1	2.0	1.8	1.7	3.1	1.8	0.4
Japan	3.4	1.8	-1.1	0.1	2.8	0.4	0.3
United Kingdom	2.6	3.4	2.9	2.4	3.1	2.1	1.9
United States	3.7	4.5	4.2	4.5	3.7	0.5	2.2

Sources:	OECD, U.S. Department of Commerce and Statistics Canada.

2003 Ontario Economic Outlook and Fiscal Review	81

Table 12     Ontario and the G-7, Employment Growth, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent)
Ontario	2.2	0.0	-3.4	-1.3	0.5	1.3	1.8
Canada	2.2	0.8	-1.8	-0.7	0.8	2.0	1.9
France	1.5	0.8	0.1	-0.7	-1.3	0.4	0.9
Germany	1.9	3.1	2.5	-1.5	-1.4	-0.2	0.2
Italy	-0.1	1.2	0.7	-1.0	-3.1	-1.6	-0.6
Japan	2.0	2.0	1.9	1.1	0.2	0.1	0.1
United Kingdom	2.4	0.3	-3.0	-1.9	-0.9	0.7	1.1
United States	2.0	1.3	-0.9	0.7	1.5	2.3	1.5

Table 12 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent)
Ontario	1.0	2.6	3.3	3.6	3.2	1.5	1.8
Canada	0.8	2.3	2.7	2.8	2.6	1.1	2.2
France	0.2	0.6	1.7	2.1	2.5	1.6	0.4
Germany	-0.3	-0.2	1.1	1.2	1.8	0.4	-0.6
Italy	0.5	0.4	1.1	1.2	1.9	2.0	1.5
Japan	0.4	1.1	-0.7	-0.8	-0.3	-0.5	-1.3
United Kingdom	0.9	1.7	1.0	1.3	1.1	0.8	0.7
United States	1.5	2.3	1.5	1.5	2.5	0.0	-0.3

Sources:	OECD, U.S. Bureau of Labor Statistics and Statistics Canada.

82	Economic Data Tables

Table 13     Ontario and the G-7, Unemployment Rates, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent)
Ontario	5.1	6.2	9.5	10.7	10.9	9.6	8.7
Canada	7.5	8.1	10.3	11.2	11.4	10.3	9.4
France	9.3	8.9	9.4	10.4	11.7	12.0	11.4
Germany	5.2	4.5	5.3	6.2	7.5	8.0	7.7
Italy	10.2	9.1	8.6	8.8	10.2	11.2	11.7
Japan	2.3	2.1	2.1	2.2	2.5	2.9	3.2
United Kingdom	5.9	5.6	8.0	9.9	10.4	9.5	8.6
United States	5.3	5.6	6.8	7.5	6.9	6.1	5.6

Table 13 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent)
Ontario	9.1	8.4	7.2	6.3	5.7	6.3	7.1
Canada	9.6	9.1	8.3	7.6	6.8	7.2	7.7
France	12.0	12.1	11.5	10.7	9.4	8.7	8.9
Germany	8.4	9.2	8.7	8.0	7.3	7.3	7.8
Italy	11.7	11.8	11.9	11.5	10.7	9.6	9.1
Japan	3.4	3.4	4.1	4.7	4.7	5.0	5.4
United Kingdom	8.1	7.0	6.3	6.0	5.5	5.1	5.2
United States	5.4	4.9	4.5	4.2	4.0	4.8	5.8

Sources:	OECD, U.S. Bureau of Labor Statistics and Statistics Canada.

2003 Ontario Economic Outlook and Fiscal Review	83

Table 14     Ontario and the G-7, CPI Inflation Rates, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Per Cent)
Ontario	5.7	4.9	4.7	1.0	1.8	0.0	2.5
Canada	5.0	4.8	5.6	1.5	1.8	0.2	2.2
France	3.5	3.6	3.2	2.4	2.1	1.7	1.8
Germany	2.8	2.7	4.1	5.1	4.4	2.7	1.7
Italy	6.3	6.5	6.2	5.3	4.6	4.1	5.2
Japan	2.3	3.1	3.2	1.7	1.3	0.7	-0.1
United Kingdom	5.2	7.0	7.5	4.2	2.5	2.0	2.6
United States	4.8	5.4	4.2	3.0	3.0	2.6	2.8

Table 14 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Per Cent)
Ontario	1.5	1.9	0.9	1.9	2.9	3.1	2.0
Canada	1.6	1.6	0.9	1.7	2.7	2.6	2.2
France	2.0	1.2	0.8	0.5	1.7	1.6	1.9
Germany	1.4	1.9	0.9	0.6	1.5	2.0	1.4
Italy	4.0	2.0	2.0	1.7	2.5	2.8	2.5
Japan	0.1	1.7	0.7	-0.3	-0.7	-0.7	-0.9
United Kingdom	2.5	1.8	1.6	1.3	0.8	1.2	1.3
United States	2.9	2.3	1.5	2.2	3.4	2.8	1.6

Sources:	OECD, U.S. Bureau of Labor Statistics and Statistics Canada.

84	Economic Data Tables

Table 15     G-7, Exchange Rates, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

	(Foreign Currency per Canadian Dollar)
Euro*	—	—	—	—	—	—	—
France	5.389	4.667	4.925	4.380	4.390	4.066	3.637
Germany	1.588	1.385	1.449	1.292	1.282	1.188	1.044
Italy	1158.9	1026.9	1082.8	1019.6	1219.8	1180.7	1186.9
Japan	116.5	124.1	117.6	104.8	86.2	74.8	68.5
United Kingdom	0.516	0.482	0.495	0.471	0.517	0.478	0.462
United States	0.845	0.857	0.873	0.827	0.775	0.732	0.729

Table 15 (continued)

	1996	1997	1998	1999	2000	2001	2002

	(Foreign Currency per Canadian Dollar)
Euro*	—	—	—	0.631	0.730	0.721	0.674
France	3.752	4.215	3.977	4.368	4.935	4.748	4.113
Germany	1.104	1.252	1.186	1.302	1.471	1.416	1.226
Italy	1131.6	1230.0	1170.4	1289.3	1456.6	1401.5	1214.0
Japan	79.8	87.4	88.2	76.7	72.6	78.5	79.9
United Kingdom	0.470	0.441	0.407	0.416	0.445	0.449	0.425
United States	0.733	0.722	0.674	0.673	0.673	0.646	0.637

*	Introduced January 4, 1999.

Note:	All data are annual averages.

Source:	Bank of Canada.

2003 Ontario Economic Outlook and Fiscal Review	85

Table 16     Ontario, International Merchandise Exports1 by Major Commodity2, 2002

	Value	Per Cent
	($ Millions)	of Total

Motor Vehicles, Parts and Accessories	78,411	43.4
Machinery and Mechanical Appliances	21,042	11.6
Electrical Machinery and Equipment	8,717	4.8
Plastics and Plastic Articles	7,508	4.2
Non-ferrous Metals and Allied Products	6,456	3.6
Pulp; Paper and Allied Products	6,313	3.5
Furniture and Fixtures, Signs, Prefabricated Buildings	4,898	2.7
Prepared Foodstuffs, Beverages and Tobacco	4,798	2.7
Other Chemical Products	3,574	2.0
Precious Metals, Stones and Coins	3,303	1.8
Articles of Iron and Steel	3,134	1.7
Iron and Steel	3,040	1.7
Wood and Wood Products	2,952	1.6
Mineral Products	2,737	1.5
Scientific, Professional and Photo Equipment, Clocks	2,176	1.2
Aircraft, Spacecraft and Parts	2,025	1.1
Rubber and Rubber Articles	1,952	1.1
Live Animals; Animal Products	1,700	0.9
Vegetable Products; Fats and Oils	1,573	0.9
Articles of Stone, Cement, Ceramic and Glass	1,471	0.8
Textiles and Textile Articles	1,442	0.8
Pharmaceutical Products	1,369	0.8
Organic Chemicals	1,354	0.7
Inorganic Chemicals; Chemical Elements and Compounds	1,173	0.6
Printed Matter	998	0.6
Apparel and Clothing Accessories	707	0.4
Railway, Rolling Stock and Parts	428	0.2
Toys, Games and Sports Equipment	370	0.2
Hides, Leather, Travel Goods and Furs	364	0.2
Other Textile and Clothing Articles	219	0.1
Miscellaneous Articles; Works of Art	202	0.1
Ships, Boats and Floating Structures	82	0.0
Headgear, Umbrellas, Artificial Flowers	57	0.0
Footwear	31	0.0
Other Commodities[3]	4,225	2.3
Total Exports	180,800	100.0

Notes:

1.	Domestic exports exclude re-exports.

2.	Ontario Ministry of Economic Development and Trade definition of product groupings based on two-digit Harmonized System Codes. Data are customs based.

3.	Other Commodities includes special transactions.

Source:	Industry Canada.

86	Economic Data Tables

Table 17     Ontario, International Merchandise Imports by Major Commodity1, 2002

	Value	Per Cent
	($ Millions)	of Total

Motor Vehicles, Parts and Accessories	52,563	23.4
Machinery and Mechanical Appliances	42,635	19.0
Electrical Machinery and Equipment	25,125	11.2
Plastics and Plastic Articles	9,160	4.1
Scientific, Professional and Photo Equipment, Clocks	8,411	3.7
Other Chemical Products	8,267	3.7
Non-ferrous Metals and Allied Products	7,665	3.4
Prepared Foodstuffs, Beverages and Tobacco	5,740	2.6
Pharmaceutical Products	5,155	2.3
Articles of Iron and Steel	4,707	2.1
Pulp; Paper and Allied Products	4,642	2.1
Vegetable Products; Fats and Oils	4,317	1.9
Furniture and Fixtures, Signs, Prefabricated Buildings	3,921	1.7
Rubber and Rubber Articles	3,721	1.7
Iron and Steel	3,619	1.6
Organic Chemicals	3,255	1.4
Articles of Stone, Cement, Ceramic and Glass	3,131	1.4
Mineral Products	2,862	1.3
Textiles and Textile Articles	2,812	1.3
Printed Matter	2,436	1.1
Apparel and Clothing Accessories	2,344	1.0
Toys, Games and Sports Equipment	2,172	1.0
Aircraft, Spacecraft and Parts	2,056	0.9
Precious Metals, Stones and Coins	1,947	0.9
Live Animals; Animal Products	1,808	0.8
Wood and Wood Products	1,495	0.7
Inorganic Chemicals; Chemical Elements and Compounds	1,055	0.5
Footwear	752	0.3
Hides, Leather, Travel Goods and Furs	740	0.3
Miscellaneous Articles; Works of Art	714	0.3
Other Textile and Clothing Articles	551	0.2
Railway, Rolling Stock and Parts	475	0.2
Ships, Boats and Floating Structures	206	0.1
Headgear, Umbrellas, Artificial Flowers	157	0.1
Other Commodities[2]	4,010	1.8
Total Imports	224,624	100.0

Notes:

1.	Ontario Ministry of Economic Development and Trade definition of product groupings based on two-digit Harmonized System Codes. Data are customs based.

2.	Other Commodities includes trans-shipments from one province to another through a foreign jurisdiction and special transactions.

Source:	Industry Canada.

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Table 18     Ontario, International Merchandise Trade by Major Region, 2002

	Exports	Per Cent	Imports	Per Cent
	($ Millions)	of Total	($ Millions)	of Total

United States	168,661	93.3	162,908	72.5
Western Europe	5,846	3.2	17,479	7.8
European Union	4,972	2.7	16,264	7.2
Other Western Europe	873	0.5	1,215	0.5
Eastern Europe	300	0.2	769	0.3
Asia	2,861	1.6	24,971	11.1
Oceania (Pacific)	497	0.3	739	0.3
Pacific Rim	3,236	1.8	24,771	11.0
Caribbean	267	0.1	175	0.1
Latin America	1,495	0.8	13,098	5.8
Mexico	1,026	0.6	10,645	4.7
Middle East	577	0.3	661	0.3
Africa	295	0.2	392	0.2
Re-imports (Canada)	0	0.0	3,431	1.5
Total	180,800	100.0	224,624	100.0

Note:	Data are customs based and do not include re-exports.

Source:	Industry Canada.

88	Economic Data Tables

Table 19     Canada, International Merchandise Trade by Major Region, 2002

	Exports	Per Cent	Imports	Per Cent
	($ Millions)	of Total	($ Millions)	of Total

United States	317,013	86.8	218,311	62.6
Western Europe	18,002	4.9	44,525	12.8
European Union	16,534	4.5	39,008	11.2
Other Western Europe	1,468	0.4	5,516	1.6
Eastern Europe	724	0.2	1,607	0.5
Asia	19,223	5.3	50,734	14.6
Oceania (Pacific)	1,275	0.3	2,301	0.7
Pacific Rim	19,634	5.4	50,928	14.6
Caribbean	932	0.3	944	0.3
Latin America	4,732	1.3	18,687	5.4
Mexico	2,294	0.6	12,729	3.7
Middle East	1,667	0.5	3,059	0.9
Africa	1,639	0.4	3,138	0.9
Re-imports (Canada)	—	0.0	5,367	1.5
Total	365,208	100.0	348,672	100.0

Note:	Data are customs based and do not include re-exports.

Source:	Industry Canada.

2003 Ontario Economic Outlook and Fiscal Review	89

Table 20     Ontario, Selected Demographic Characteristics, 1986-20031

	Intercensal Estimates[2]			Postcensal Estimates[2]

	1986	1991	1996	2001	2002	2003

Total Population (000s)	9,438	10,428	11,083	11,898	12,097	12,238
Annual Average Growth
Over Preceding Year Shown (%)	1.4	2.0	1.2	1.4	1.7	1.2
Median Age (Years)	31.9	33.3	35.0	36.7	NA	NA
Age Group Shares (%)
0-4	6.8	7.0	6.8	6.0	5.8	5.7
5-14	13.4	13.1	13.5	13.5	13.3	13.2
15-24	17.1	14.5	13.2	13.4	13.4	13.5
25-44	32.1	34.2	32.9	31.5	31.3	30.9
45-64	19.8	19.6	21.3	23.2	23.6	24.2
65-74	6.5	7.0	7.3	7.0	6.9	6.9
75+	4.2	4.6	5.0	5.6	5.7	5.8
Total Fertility Rate[3]	1.6	1.7	1.6	1.5	NA	NA
Life Expectancy (Years)[3]
Female	80.0	80.8	81.3	82.2	NA	NA
Male	73.7	75.0	75.9	77.5	NA	NA
Families (000s)[4]	2,445	2,727	2,933	3,191	NA	NA
Households (000s)[4]	3,222	3,638	3,925	4,219	NA	NA

Notes:

1.	Population figures are for July (census year).

2.	Estimates by Statistics Canada based on the 2001 Census adjusted for net Census undercoverage.

3.	Calendar-year data.

4.	Families and Households are Census data.

Source:	Statistics Canada.

90	Economic Data Tables

Table 21     Ontario, Components of Population Growth, 1993-94 to 2002-031

	1993-94	1994-95	1995-96	1996-97	1997-98

	(Thousands)
Population at Beginning of Period	10,688	10,818	10,950	11,083	11,228

Births	147.1	147.2	143.1	136.3	133.2
Deaths	77.3	78.2	77.7	80.4	80.1
Immigrants	120.2	119.7	116.0	119.4	106.4
Net Emigrants[3]	27.5	26.1	25.2	27.1	25.6
Net Change in Non-permanent Residents	-12.0	-16.9	-9.7	-3.2	-2.6
Interprovincial Arrivals	64.6	66.9	69.1	70.0	75.2
Interprovincial Departures	74.0	69.7	71.9	68.0	66.0
Population Growth During Period	129.9	131.7	133.1	145.2	138.7

Population at End of Period[2]	10,818	10,950	11,083	11,228	11,367

Population Growth (%)	1.2	1.2	1.2	1.3	1.2

Table 21 (continued)
	1998-99	1999-00	2000-01	2001-02	2002-03

	(Thousands)
Population at Beginning of Period	11,367	11,506	11,685	11,898	12,097

Births	130.8	131.1	127.7	132.1	131.9
Deaths	80.3	81.1	81.1	82.5	86.0
Immigrants	91.9	116.7	150.0	152.8	110.0
Net Emigrants[3]	24.4	24.1	22.7	22.7	22.8
Net Change in Non-permanent Residents	6.4	15.8	21.3	13.9	10.3
Interprovincial Arrivals	72.8	78.9	74.5	70.1	70.9
Interprovincial Departures	56.1	56.5	55.9	64.7	72.7
Population Growth During Period	139.3	179.0	212.3	199.0	141.7

Population at End of Period[2]	11,506	11,685	11,898	12,097	12,238

Population Growth (%)	1.2	1.6	1.8	1.7	1.2

Notes:

1.	Data are from July 1 to June 30 (census year).

2.	The sum of the components does not equal the total change in population due to residual deviation.

3.	Net emigrants = Emigrants plus temporarily abroad minus returning emigrants.

Source:	Statistics Canada. Estimates based on the 2001 Census adjusted for net Census undercoverage.

2003 Ontario Economic Outlook and Fiscal Review	91

Table 22     Ontario, Labour Force, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

Labour Force (000s)	5,470	5,533	5,544	5,542	5,581	5,574	5,620
Annual Labour Force Growth (%)	2.2	1.2	0.2	0.0	0.7	-0.1	0.8
Participation Rate (%)
Male	78.8	78.0	76.4	75.1	74.4	73.5	72.9
Female	61.3	61.4	61.0	60.0	59.5	58.8	58.7
Share of Labour Force (%)
Youth (15-24)	20.6	19.6	18.6	18.1	17.3	16.8	16.4
Older Workers (45+)	26.0	26.3	26.6	27.4	28.0	28.8	29.1

Table 22 (continued)

	1996	1997	1998	1999	2000	2001	2002

Labour Force (000s)	5,695	5,801	5,914	6,071	6,228	6,364	6,532
Annual Labour Force Growth (%)	1.3	1.9	1.9	2.6	2.6	2.2	2.6
Participation Rate (%)
Male	72.6	72.8	72.6	73.2	73.4	73.5	74.1
Female	58.9	59.1	59.7	60.4	61.2	61.4	61.9
Share of Labour Force (%)
Youth (15-24)	16.2	15.9	15.7	16.0	16.1	15.9	16.0
Older Workers (45+)	29.5	30.2	30.6	31.3	32.0	32.5	33.4

Source:	Statistics Canada.

92	Economic Data Tables

Table 23     Ontario, Employment, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

Total Employment (000s)	5,193	5,191	5,016	4,949	4,974	5,039	5,131
Male	2,875	2,851	2,717	2,661	2,688	2,729	2,777
Female	2,318	2,340	2,299	2,288	2,286	2,311	2,353
Annual Employment Growth (%)	2.2	0.0	-3.4	-1.3	0.5	1.3	1.8
Net Job Creation (000s)	111	-2	-176	-67	25	65	91
Private-sector Employment (000s)	3,567	3,542	3,337	3,237	3,209	3,274	3,395
Public-sector Employment (000s)	998	1,013	1,022	1,039	1,042	1,033	1,004
Self-employment (000s)	629	636	657	673	723	733	732
Manufacturing Employment
(% of total)	20.1	19.2	18.0	17.3	16.5	16.6	17.1
Services Employment
(% of total)	68.9	70.0	71.7	72.7	73.8	74.0	73.7
Part-time (% of total)	16.7	17.1	18.3	18.6	19.7	19.0	18.8
Average Hours Worked
Per Week[1]	38.5	38.1	37.3	36.7	37.2	37.6	37.2

Table 23 (continued)

	1996	1997	1998	1999	2000	2001	2002

Total Employment (000s)	5,181	5,313	5,490	5,688	5,872	5,963	6,068
Male	2,798	2,879	2,952	3,058	3,146	3,184	3,237
Female	2,383	2,435	2,538	2,630	2,726	2,779	2,831
Annual Employment Growth (%)	1.0	2.6	3.3	3.6	3.2	1.5	1.8
Net Job Creation (000s)	50	133	177	198	184	91	105
Private-sector Employment (000s)	3,459	3,526	3,687	3,828	3,972	4,091	4,150
Public-sector Employment (000s)	963	939	941	964	987	988	1,038
Self-employment (000s)	758	849	862	896	913	884	880
Manufacturing Employment
(% of total)	17.4	17.7	18.0	18.4	18.7	18.2	18.5
Services Employment
(% of total)	73.6	73.4	73.2	72.7	72.7	73.1	73.0
Part-time (% of total)	19.3	19.2	18.6	18.0	17.9	17.8	18.1
Average Hours Worked
Per Week[1]	37.6	37.8	37.8	37.9	38.1	37.5	37.4

Note:

1.	Average actual hours worked per week at all jobs, excluding persons not at work, in reference week.

Source:	Statistics Canada.

2003 Ontario Economic Outlook and Fiscal Review	93

Table 24     Ontario, Unemployment, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

Total Unemployment (000s)	276	342	528	593	607	535	489
Unemployment Rate (%)	5.1	6.2	9.5	10.7	10.9	9.6	8.7
Male	4.8	6.2	10.0	11.9	11.5	10.0	8.9
Female	5.4	6.1	8.9	9.3	10.1	9.1	8.5
Toronto CMA[1]	4.0	5.2	9.5	11.2	11.4	10.4	8.6
Northern Ontario	7.3	8.1	11.4	12.6	12.4	11.6	9.9
Youth (15-24)	7.7	10.0	15.0	17.4	17.5	15.5	14.6
Older Workers (45+)	3.3	4.0	6.8	7.4	7.6	7.0	6.5
Unemployment (% of total)
Long-term (27 weeks+)	13.2	13.7	22.5	29.7	33.4	32.3	29.4
Youth (15-24)	31.3	31.7	29.3	29.5	27.8	27.1	27.5
Older Workers (45+)	17.0	16.9	19.0	19.0	19.5	21.1	21.7
Average Duration (weeks)[2]	13.5	13.7	18.5	23.3	26.9	27.5	25.8
Youth (15-24)	8.4	10.0	13.5	16.6	18.4	17.8	16.2
Older Workers (45+)	19.5	18.9	22.7	29.7	33.7	34.6	33.4

Table 24 (continued)

	1996	1997	1998	1999	2000	2001	2002

Total Unemployment (000s)	515	488	424	383	356	402	464
Unemployment Rate (%)	9.0	8.4	7.2	6.3	5.7	6.3	7.1
Male	9.0	8.2	7.1	6.2	5.5	6.4	7.3
Female	9.0	8.7	7.2	6.4	5.9	6.2	6.8
Toronto CMA[1]	9.1	8.0	7.0	6.1	5.5	6.3	7.4
Northern Ontario	10.7	10.4	11.0	9.0	8.2	7.9	8.0
Youth (15-24)	14.9	16.4	14.4	13.1	11.8	12.5	13.9
Older Workers (45+)	6.4	5.9	5.3	4.2	4.0	4.4	4.7
Unemployment (% of total)
Long-term (27 weeks+)	28.3	25.5	21.8	19.0	15.4	12.9	15.8
Youth (15-24)	26.6	30.9	31.5	33.3	33.1	31.6	31.3
Older Workers (45+)	20.8	21.3	22.6	20.7	22.4	22.9	22.0
Average Duration (weeks)[2]	24.8	26.6	23.2	21.2	17.8	15.4	16.5
Youth (15-24)	15.4	13.7	12.7	11.5	9.8	8.7	9.6
Older Workers (45+)	31.1	42.6	39.2	33.6	28.1	25.8	24.2

Notes:

1.	CMA is Census Metropolitan Area. Toronto CMA includes the City of Toronto; the Regions of York, Peel and Halton (excluding Burlington); Uxbridge, Pickering, Ajax, Mono, Orangeville, New Tecumseth and Bradford West Gwillimbury.

2.	Prior to 1997, unemployment of 100 or more weeks was recorded as 99 due to data processing limitations. This restriction was removed for data after 1996.

Source:	Statistics Canada.

94	Economic Data Tables

Table 25     Ontario, Employment Insurance (EI) and Social Assistance, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

EI Regular Beneficiaries (000s)	167	225	319	322	294	228	181
EI Maximum Insurable Earnings ($)[1]	605	640	680	710	745	780	815
EI Maximum Weekly Entitlement ($)	363	384	408	426	425	429	448
EI Premium Rate
Employer ($/$100 Insurable Earnings)	2.73	3.15	3.15/3.92[2]	4.20	4.20	4.30	4.20
Employee ($/$100 Insurable Earnings)	1.95	2.25	2.25/2.80[2]	3.00	3.00	3.07	3.00
EI Total Benefits Paid ($ millions)[3]	2,470	3,419	5,362	5,845	5,406	4,511	3,796
EI Premiums Paid ($ millions)[3]	4,359	5,432	6,220	7,353	7,567	8,067	7,929
Social Assistance Caseload (000s)[5]	307	366	499	608	660	673	660

Table 25 (continued)

	1996	1997	1998	1999	2000	2001	2002

EI Regular Beneficiaries (000s)	180	151	131	110	101	122	136
EI Maximum Insurable Earnings ($)[1]	750	39,000	39,000	39,000	39,000	39,000	39,000
EI Maximum Weekly Entitlement ($)	413	413	413	413	413	413	413
EI Premium Rate
Employer ($/$100 Insurable Earnings)	4.13	4.06	3.78	3.57	3.36	3.15	3.08
Employee ($/$100 Insurable Earnings)	2.95	2.90	2.70	2.55	2.40	2.25	2.20
EI Total Benefits Paid ($ millions)[3]	3,653	3,436	3,141	3,051	2,787	3,524	4,328
EI Premiums Paid ($ millions)[3]	7,582	8,173	7,679	7,614	7,668	7,477	7,549	[4]
Social Assistance Caseload (000s)[5]	599	568	529	479	436	408	411

Notes:

1.	Effective January 1, 1997, the maximum weekly insurable earnings of $750 was eliminated and replaced with an annual maximum set at $39,000.

2.	Premium rates for 1991 changed at mid-year.

3.	Employment Insurance benefit payments are on a cash basis; premiums are paid on an accrual basis.

4.	Premiums paid in 2002 are Ontario Ministry of Finance estimates.

5.	The number of social assistance cases from 1998 to 2002 includes recipients of the Ontario Works program, the Ontario Disability Support Program, Temporary Care Assistance and the Assistance for Children with Severe Disabilities program. The Ontario Works Act was proclaimed in May 1998 and replaced the General Welfare Act. The Ontario Disability Support Program Act was proclaimed in June 1998.

Sources:	Statistics Canada, Human Resources Development Canada, Ontario Ministry of Finance and Ontario Ministry of Community and Social Services.

2003 Ontario Economic Outlook and Fiscal Review	95

Table 26     Ontario, Labour Compensation, 1989-2002

	1989	1990	1991	1992	1993	1994	1995

Average Weekly Earnings ($)[1]	NA	NA	576.25	598.97	612.10	627.81	633.80
Increase (%)	NA	NA	NA	3.9	2.2	2.6	1.0
CPI Inflation (%)	5.7	4.9	4.7	1.0	1.8	0.0	2.5
AWE Increase Less CPI Inflation (%)	NA	NA	NA	2.9	0.4	2.6	-1.5
AWE – Manufacturing ($)	NA	NA	683.30	716.55	739.20	761.95	770.80
Increase (%)	NA	NA	NA	4.9	3.2	3.1	1.2
Increase Less CPI Inflation (%)	NA	NA	NA	3.9	1.4	3.1	-1.3
Wage Settlement Increases (%)[2]
All Sectors	5.6	5.9	4.7	2.7	1.0	0.4	1.0
Public	5.8	6.9	5.0	2.6	0.5	0.1	0.2
Private	5.0	5.2	3.8	2.7	1.9	1.1	1.7
Person Days Lost Due to Strikes and
Lockouts (000s)	869	2,958	454	578	371	488	477
Minimum Wage at Year-end ($/hour)	5.00	5.40	6.00	6.35	6.35	6.70	6.85

Table 26 (continued)

	1996	1997	1998	1999	2000	2001	2002

Average Weekly Earnings ($)[1]	649.09	663.24	672.11	683.01	699.20	712.89	726.15
Increase (%)	2.4	2.2	1.3	1.6	2.4	2.0	1.9
CPI Inflation (%)	1.5	1.9	0.9	1.9	2.9	3.1	2.0
AWE Increase Less CPI Inflation (%)	0.9	0.3	0.4	-0.3	-0.5	-1.1	-0.1
AWE – Manufacturing ($)	794.09	821.28	841.78	852.13	869.40	882.76	906.10
Increase (%)	3.0	3.4	2.5	1.2	2.0	1.5	2.6
Increase Less CPI Inflation (%)	1.5	1.5	1.6	-0.7	-0.9	-1.6	0.6
Wage Settlement Increases (%)[2]
All Sectors	1.1	1.2	1.6	2.1	2.6	3.0	2.9
Public	0.3	0.7	1.3	1.4	2.7	2.9	2.9
Private	2.2	2.3	2.1	3.1	2.4	3.0	3.0
Person Days Lost Due to Strikes and Lockouts (000s)	1,915	1,904	1,061	651	650	672	1,511
Minimum Wage at Year-end ($/hour)	6.85	6.85	6.85	6.85	6.85	6.85	6.85

Notes:

1.	Average Weekly Earnings (AWE) includes overtime. In 2001, Statistics Canada changed its estimates of AWE from the 1980 Standard Industrial Classification (SIC) to the North American Industry Classification System (NAICS). AWE based on NAICS is available only back to 1991.

2.	Wage settlement increases are for collective agreements covering 200 or more employees, Ontario Ministry of Labour.

Sources:	Statistics Canada, Ontario Ministry of Labour and Ontario Ministry of Finance.

96	Economic Data Tables

Table 27     Ontario, Employment by Occupation, 1991-2002

	1991	1992	1993	1994	1995	1996

	(Thousands)
Management	516	494	523	507	547	537
Business, Finance and Administrative	1,038	1,033	993	997	1,009	995
Natural and Applied Sciences	277	264	256	260	284	285
Health	249	243	260	258	256	250
Social Science, Education, Government Service and Religion	318	343	340	374	342	341
Art, Culture, Recreation and Sport	122	128	139	150	143	148
Sales and Service	1,161	1,174	1,207	1,197	1,223	1,255
Trades, Transport and Equipment Operators	742	703	701	715	732	743
Primary Industry	151	148	153	148	145	142
Processing, Manufacturing and Utilities	442	419	403	435	450	485
Total	5,016	4,949	4,974	5,039	5,131	5,181

Table 27 (continued)

	1997	1998	1999	2000	2001	2002

	(Thousands)
Management	548	552	550	566	557	566
Business, Finance and Administrative	993	1,031	1,054	1,079	1,131	1,136
Natural and Applied Sciences	314	345	389	423	448	440
Health	265	260	272	279	282	306
Social Science, Education, Government Service and Religion	345	359	390	401	404	412
Art, Culture, Recreation and Sport	148	155	169	172	180	172
Sales and Service	1,264	1,316	1,351	1,408	1,434	1,465
Trades, Transport and Equipment Operators	779	798	792	806	823	846
Primary Industry	145	139	153	142	131	124
Processing, Manufacturing and Utilities	512	536	569	597	573	602
Total	5,313	5,490	5,688	5,872	5,963	6,068

Note:	Occupational groupings based on Standard Occupational Classification 1991 (SOC91).

Source:	Statistics Canada.

2003 Ontario Economic Outlook and Fiscal Review	97

Table 28     Ontario, Distribution of Employment by Occupation, 1991-2002

	1991	1992	1993	1994	1995	1996

	(Per Cent)
Management	10.3	10.0	10.5	10.1	10.7	10.4
Business, Finance and Administrative	20.7	20.9	20.0	19.8	19.7	19.2
Natural and Applied Sciences	5.5	5.3	5.1	5.1	5.5	5.5
Health	5.0	4.9	5.2	5.1	5.0	4.8
Social Science, Education, Government Service and Religion	6.3	6.9	6.8	7.4	6.7	6.6
Art, Culture, Recreation and Sport	2.4	2.6	2.8	3.0	2.8	2.9
Sales and Service	23.1	23.7	24.3	23.8	23.8	24.2
Trades, Transport and Equipment Operators	14.8	14.2	14.1	14.2	14.3	14.3
Primary Industry	3.0	3.0	3.1	2.9	2.8	2.7
Processing, Manufacturing and Utilities	8.8	8.5	8.1	8.6	8.8	9.4
Total	100.0	100.0	100.0	100.0	100.0	100.0

Table 28 (continued)

	1997	1998	1999	2000	2001	2002

	(Per Cent)
Management	10.3	10.1	9.7	9.6	9.3	9.3
Business, Finance and Administrative	18.7	18.8	18.5	18.4	19.0	18.7
Natural and Applied Sciences	5.9	6.3	6.8	7.2	7.5	7.2
Health	5.0	4.7	4.8	4.7	4.7	5.0
Social Science, Education, Government Service and Religion	6.5	6.5	6.9	6.8	6.8	6.8
Art, Culture, Recreation and Sport	2.8	2.8	3.0	2.9	3.0	2.8
Sales and Service	23.8	24.0	23.7	24.0	24.0	24.1
Trades, Transport and Equipment Operators	14.7	14.5	13.9	13.7	13.8	13.9
Primary Industry	2.7	2.5	2.7	2.4	2.2	2.0
Processing, Manufacturing and Utilities	9.6	9.8	10.0	10.2	9.6	9.9
Total	100.0	100.0	100.0	100.0	100.0	100.0

Note:	Occupational groupings based on Standard Occupational Classification 1991 (SOC91).

Source:	Statistics Canada.

98	Economic Data Tables

Table 29     Ontario, Employment by Industry, 1993-2002

	1993	1994	1995	1996	1997

	(Thousands)
Goods Producing Industries	1,302	1,312	1,348	1,366	1,412
Primary Industries	159	155	152	151	143
Agriculture	114	112	107	105	103
Manufacturing	822	838	878	904	939
Construction	264	271	269	261	282
Utilities	57	49	49	50	48
Services Producing Industries	3,672	3,727	3,782	3,815	3,902
Trade	778	771	767	783	802
Transportation and Warehousing	221	236	242	244	248
Finance, Insurance, Real Estate and Leasing	367	355	365	372	377
Professional, Scientific and Technical Services	270	282	302	313	350
Management, Administrative and Other Support	152	158	174	181	194
Educational Services	356	364	358	340	340
Health Care and Social Assistance	496	503	510	503	495
Information, Culture and Recreation	209	223	233	232	248
Accommodation and Food Services	281	288	293	315	316
Public Administration	318	314	305	290	279
Other Services	225	234	235	242	251
Total Employment	4,974	5,039	5,131	5,181	5,313

2003 Ontario Economic Outlook and Fiscal Review	99

Table 29 (continued)     Ontario, Employment by Industry, 1993-2002

	1998	1999	2000	2001	2002

	(Thousands)
Goods Producing Industries	1,469	1,550	1,602	1,602	1,636
Primary Industries	144	152	133	122	111
Agriculture	106	114	98	84	76
Manufacturing	989	1,049	1,099	1,088	1,120
Construction	288	300	324	343	354
Utilities	49	50	46	50	51
Services Producing Industries	4,021	4,138	4,271	4,361	4,433
Trade	813	850	874	924	921
Transportation and Warehousing	261	260	278	276	285
Finance, Insurance, Real Estate and Leasing	376	384	385	395	398
Professional, Scientific and Technical Services	372	397	424	437	436
Management, Administrative and Other Support	210	224	246	249	255
Educational Services	347	368	369	358	379
Health Care and Social Assistance	518	518	544	553	564
Information, Culture and Recreation	243	257	282	299	288
Accommodation and Food Services	335	340	343	342	364
Public Administration	284	286	274	275	291
Other Services	262	254	252	254	253
Total Employment	5,490	5,688	5,872	5,963	6,068

Note:	Industrial groupings based on North American Industry Classification System (NAICS).

Source:	Statistics Canada.

100	Economic Data Tables

Table 30     Ontario, Growth in Employment by Industry, 1993-2002

	1993	1994	1995	1996	1997

	(Per Cent Change)
Goods Producing Industries	-3.7	0.8	2.7	1.3	3.4
Primary Industries	-1.5	-2.5	-1.8	-0.9	-5.5
Agriculture	3.3	-2.2	-4.3	-1.5	-2.5
Manufacturing	-4.2	2.0	4.8	2.9	3.9
Construction	-1.9	2.5	-0.7	-2.6	8.0
Utilities	-11.5	-13.9	0.6	1.6	-3.2
Services Producing Industries	2.1	1.5	1.5	0.9	2.3
Trade	1.6	-0.9	-0.6	2.2	2.4
Transportation and Warehousing	4.5	6.6	2.8	0.6	1.8
Finance, Insurance, Real Estate and Leasing	0.0	-3.4	2.8	2.2	1.3
Professional, Scientific and Technical Services	1.1	4.4	7.0	3.8	11.7
Management, Administrative and Other Support	5.7	3.8	9.9	4.0	7.4
Educational Services	3.0	2.2	-1.7	-5.0	0.0
Health Care and Social Assistance	2.5	1.5	1.4	-1.4	-1.5
Information, Culture and Recreation	3.4	6.7	4.6	-0.5	7.0
Accommodation and Food Services	1.3	2.5	1.8	7.4	0.6
Public Administration	0.2	-1.4	-2.8	-4.9	-3.7
Other Services	4.1	4.2	0.4	3.1	3.5
Total Employment	0.5	1.3	1.8	1.0	2.6

2003 Ontario Economic Outlook and Fiscal Review	101

Table 30 (continued)     Ontario, Growth in Employment by Industry, 1993-2002

	1998	1999	2000	2001	2002

	(Per Cent Change)
Goods Producing Industries	4.1	5.5	3.3	0.0	2.1
Primary Industries	1.1	5.6	-12.7	-8.5	-8.8
Agriculture	3.1	7.9	-14.4	-14.2	-8.7
Manufacturing	5.4	6.0	4.8	-1.0	3.0
Construction	1.8	4.4	7.8	6.1	3.1
Utilities	1.0	1.2	-6.3	7.1	2.4
Services Producing Industries	3.0	2.9	3.2	2.1	1.7
Trade	1.4	4.5	2.8	5.7	-0.3
Transportation and Warehousing	5.3	-0.5	7.0	-0.7	3.1
Finance, Insurance, Real Estate and Leasing	-0.5	2.3	0.3	2.4	0.9
Professional, Scientific and Technical Services	6.3	6.5	6.8	3.1	-0.2
Management, Administrative and Other Support	8.0	7.0	9.5	1.5	2.2
Educational Services	2.1	6.2	0.2	-3.0	5.7
Health Care and Social Assistance	4.6	0.0	5.0	1.5	2.0
Information, Culture and Recreation	-2.1	5.7	9.9	6.1	-3.6
Accommodation and Food Services	5.8	1.6	0.7	-0.3	6.5
Public Administration	1.6	0.6	-4.0	0.3	6.0
Other Services	4.6	-3.3	-0.8	0.9	-0.5
Total Employment	3.3	3.6	3.2	1.5	1.8

Note:	Industrial groupings based on North American Industry Classification System (NAICS).

Source:	Statistics Canada.

102	Economic Data Tables

Table 31     Ontario, Employment Level by Economic Regions, 1992-20032

	1992	1993	1994	1995	1996	1997

	(Thousands)
Ontario	4,949	4,974	5,039	5,131	5,181	5,313
Region:*
East	682	683	701	674	674	685
Ottawa (510)	508	503	521	501	508	516
Kingston-Pembroke (515)	174	180	180	172	166	170
Greater Toronto Area (530)[1]	2,104	2,118	2,115	2,215	2,242	2,348
Central	1,149	1,139	1,173	1,194	1,209	1,230
Muskoka-Kawarthas (520)	140	136	137	148	148	150
Kitchener-Waterloo-Barrie (540)	450	458	470	469	478	496
Hamilton-Niagara Peninsula (550)	559	546	567	577	583	584
Southwest	676	689	705	686	699	704
London (560)	275	285	288	285	278	283
Windsor-Sarnia (570)	266	267	274	271	279	277
Stratford-Bruce Peninsula (580)	135	137	143	130	142	145
North	337	344	345	362	357	345
Northeast (590)	233	238	237	248	247	241
Northwest (595)	104	106	108	114	110	105

Table 31 (continued)

	1998	1999	2000	2001	2002	2003[2]

	(Thousands)
Ontario	5,490	5,688	5,872	5,963	6,068	6,224
Region:*
East	726	750	757	776	787	807
Ottawa (510)	543	555	573	587	592	615
Kingston-Pembroke (515)	183	195	184	189	195	193
Greater Toronto Area (530)[1]	2,426	2,511	2,616	2,689	2,743	2,813
Central	1,276	1,322	1,371	1,374	1,401	1,457
Muskoka-Kawarthas (520)	152	161	165	157	159	176
Kitchener-Waterloo-Barrie (540)	515	543	552	562	584	598
Hamilton-Niagara Peninsula (550)	609	618	654	655	659	683
Southwest	714	744	763	757	767	773
London (560)	286	299	307	304	306	314
Windsor-Sarnia (570)	286	296	304	305	311	312
Stratford-Bruce Peninsula (580)	142	149	152	148	150	148
North	348	361	366	366	370	373
Northeast (590)	244	249	253	256	255	254
Northwest (595)	105	112	113	110	115	118

*	Standard deviations vary significantly across regions, decreasing as the size of the region increases.

Notes:

All figures are average annual employment levels.

1.	Economic region of Toronto (530) closely matches the GTA, except that it excludes the City of Burlington.

2.	Figures are year-to-date averages of the first 11 months of 2003.

Sources:	Statistics Canada and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	103

Table 32     Ontario, Employment Level by Industry for Economic Regions, 2002

	All			Manu-
	Industries	Agriculture	Resources[1]	facturing

	(Thousands)
Ontario	6,068	76	34	1,120
Region:
East	787	12	2	88
Ottawa (510)	592	9	1	59
Kingston-Pembroke (515)	195	3	1	29
Greater Toronto Area (530)	2,743	8	5	526
Central	1,401	30	2	291
Muskoka-Kawarthas (520)	159	5	0	24
Kitchener-Waterloo-Barrie (540)	584	10	1	138
Hamilton-Niagara Peninsula (550)	659	15	1	129
Southwest	767	24	3	173
London (560)	306	9	0	59
Windsor-Sarnia (570)	311	7	2	84
Stratford-Bruce Peninsula (580)	150	8	1	30
North	370	3	23	41
Northeast (590)	255	3	14	28
Northwest (595)	115	0	9	14

Table 32 (continued)

			Finance, Prof.	Info., Culture
	Construction	Distributive[2]	& Mgmt.[3]	& Recreation[4]

	(Thousands)
Ontario	354	560	1,089	288
Region:
East	45	54	130	39
Ottawa (510)	31	39	105	32
Kingston-Pembroke (515)	15	15	25	7
Greater Toronto Area (530)	147	283	639	147
Central	92	124	188	61
Muskoka-Kawarthas (520)	13	17	14	9
Kitchener-Waterloo-Barrie (540)	41	49	83	22
Hamilton-Niagara Peninsula (550)	37	57	91	31
Southwest	47	67	94	27
London (560)	17	28	49	9
Windsor-Sarnia (570)	17	23	31	14
Stratford-Bruce Peninsula (580)	13	16	13	4
North	24	32	38	14
Northeast (590)	17	21	27	10
Northwest (595)	7	11	11	4

104	Economic Data Tables

Table 32 (continued)     Ontario, Employment Level by Industry for Economic Regions, 2002

	Retail Trade	Personal Services[5]	Education

	(Thousands)
Ontario	697	616	379
Region:
East	87	82	54
Ottawa (510)	60	59	38
Kingston-Pembroke (515)	27	23	16
Greater Toronto Area (530)	292	251	156
Central	173	155	94
Muskoka-Kawarthas (520)	21	20	8
Kitchener-Waterloo-Barrie (540)	66	60	42
Hamilton-Niagara Peninsula (550)	86	76	44
Southwest	93	82	46
London (560)	34	30	21
Windsor-Sarnia (570)	36	36	17
Stratford-Bruce Peninsula (580)	23	17	8
North	52	46	28
Northeast (590)	38	31	19
Northwest (595)	14	15	9

Table 32 (continued)

	Health & Soc. Assistance	Public Administration

	(Thousands)
Ontario	563	291
Region:
East	84	111
Ottawa (510)	60	99
Kingston-Pembroke (515)	24	12
Greater Toronto Area (530)	207	83
Central	136	54
Muskoka-Kawarthas (520)	17	9
Kitchener-Waterloo-Barrie (540)	51	20
Hamilton-Niagara Peninsula (550)	67	26
Southwest	88	22
London (560)	40	10
Windsor-Sarnia (570)	34	9
Stratford-Bruce Peninsula (580)	14	4
North	48	21
Northeast (590)	34	14
Northwest (595)	15	7

All figures are average annual employment levels.

Sub-regional figures may not add up to regional totals due to rounding.

Employment numbers under 1,500 are suppressed because they are statistically unreliable.

See standard deviation and GTA note for Table 32.

Industrial groupings based on North American Industry Classification System (NAICS).

Notes:

1.	Includes Forestry, Fishing, Mining, Oil and Gas.

2.	Includes Transportation and Warehousing, Utilities and Wholesale Trade.

3.	Includes Finance, Insurance, Real Estate and Leasing; Management of Companies, Administrative and Support Services; and Professional, Scientific and Technical Services.

4.	Information, Culture and Recreation includes industries such as Publishing, Motion Picture and Sound Recording, Broadcasting and Telecommunications, Information Services and Data Processing Services, Performing Arts, Spectator Sports and Related Industries, Heritage Institutions and Amusement, Gambling and Recreation.

5.	Includes Accommodation and Food Services and Other Services (such as Repair and Maintenance, Personal and Laundry, Religious, Grant-making, Civic, Professional and Similar Organizations).

Sources:	Statistics Canada and Ontario Ministry of Finance.

2003 Ontario Economic Outlook and Fiscal Review	105

Table 33     Ontario Economic Regions1

East
Ottawa (510)	The united counties of Stormont, Dundas and Glengarry, Prescott and Russell, Leeds and Grenville, the county of Lanark and the Ottawa Division

Kingston-Pembroke (515)	The counties of Lennox and Addington, Hastings, Renfrew and Frontenac and the Prince Edward Division

Central
Muskoka-Kawarthas (520)	The counties of Northumberland, Peterborough, Haliburton, the Muskoka District Municipality and the Kawartha Lakes Division

Kitchener-Waterloo-Barrie (540)	The counties of Dufferin, Wellington and Simcoe and the Waterloo Regional Municipality

Hamilton-Niagara Peninsula (550)	The county of Brant, the Regional Municipalities of Niagara, Haldimand-Norfolk, the Hamilton Division and the City of Burlington in Halton Regional Municipality

Greater Toronto Area[2]
Toronto (530)	Toronto Division, the Regional Municipalities of Durham, York, Peel and Halton (excluding the City of Burlington)

Southwest
London (560)	The counties of Oxford, Elgin and Middlesex

Windsor-Sarnia (570)	The counties of Lambton and Essex and the Chatham-Kent Division

Stratford-Bruce Peninsula (580)	The counties of Perth, Huron, Bruce and Grey

North
Northeast (590)	The districts of Nipissing, Parry Sound, Manitoulin, Sudbury, Timiskaming, Cochrane, Algoma and the Greater Sudbury Division

Northwest (595)	The districts of Thunder Bay, Rainy River and Kenora

Notes:

1.	As defined by Statistics Canada, Standard Geographical Classification SGC 2001.

2.	Economic Region 530 closely matches the GTA, except that it excludes the City of Burlington.

106	Economic Data Tables